UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Annaly Capital Management, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Notice of 2017
Annual Meeting of Stockholders
and Proxy Statement

May 25, 2017, at 9:00 a.m.
The Warwick Hotel
65 West 54th Street
New York, NY 10019

Dear Fellow Shareholders,
Shareholder Outreach: Communication with 90% of our 50 Largest Institutional Shareholders

One of my first priorities upon becoming your CEO in September 2015 was expanding and enhancing the Company’s relationships with our retail and institutional shareholders. Since that time, we have embarked on a comprehensive marketing campaign including nearly 200 investor meetings. In addition, we’ve redoubled our efforts to engage in meaningful dialogue around critical governance issues. These efforts included outreach to investors representing 65% of shares held by institutional shareholders, including 45 of our 50 largest shareholders. We deeply value the insights we have gained from our shareholders throughout this process and look forward to continuing to find new ways to engage with as many of you as possible over the coming year.

Our prudent risk management model is reflective of the fact that within our shared capital model, our investment teams’ interests are aligned with our shareholders. In 2016, we expanded our Employee Stock Ownership Guidelines whereby over 40% of our employees were not granted stock, but rather, were asked to purchase predetermined amounts of shares in the open market based on certain criteria including seniority, compensation level and role. Establishing more of an ownership culture – for the long term – throughout the Firm is extremely important to me and I’m pleased that as of March 31, 2017, all individuals subject to these guidelines either met, or within the applicable period are expected to meet the stock ownership guidelines. This broad-based initiative is not just unique in our industry, it is unique in all of corporate America.

It is critical to highlight that while we have made broad investments over the past few years in both our investment platforms and financing strategies, we have not asked our shareholders to bear any of the incremental costs for this growth and diversification. We currently operate our multi-strategy model with four distinct investment groups, in addition to a servicing platform, on a highly efficient basis compared to the monoline companies in the industry. Consequently, our outsized returns are in part attributable to our diversified, scalable model, with an operating expense to equity ratio of 1.59%, 51% lower than the average of our industry peers.(1) As a percentage of assets, this ratio is merely 0.23%, or 66% lower than the average mortgage REIT.(2)

In the first quarter of 2017, we distributed another $0.30 per share dividend to our shareholders — the same exact quarterly dividend we have now offered for over three years, or 14 consecutive quarters. It is important to note, and it is no coincidence, that our outstanding performance during this time period coincides with the arrival of most of our current investment and financing teams. In comparison, over that same time period, 75% of the companies in the residential mREIT sector have cut dividends at least once – in fact, there have been 47 dividend cuts in total within this sector. Annaly’s total return of 61% since 2014 has outperformed all yield-oriented equity strategies and has far exceeded the returns of the S&P 500 and the Bloomberg Mortgage REIT indices by 66% and 33%, respectively. Specifically with respect to performance in 2016, despite the Oil Crash, Brexit and the one of the largest single-quarter moves in the 10-year Treasury this century, we delivered a total shareholder return of 19%.

Employee Stock Ownership Guidelines: Over 40% of Employees Have Been Asked to Purchase NLY Stock

Operating Efficiency: Diversification Strategy at Reduced Expense Levels

Market Leading Performance: Total Return of 61% Since 2014, Exceeding the S&P 500 Index by 66%

www.annalyannualmeeting.com	I

Longevity, Growth and Evolution: Annaly is a Premier, Diversified Capital Manager

Finally, in October of 2017 Annaly will celebrate its 20th anniversary as a public company. We have come a long way since the Company’s $120 million initial public offering in 1997 to our industry leading model and diversified platform with over $12.5 billion of capital as of December 31, 2016. For the benefit of our shareholders, Annaly has transformed over time – the fundamental strategic characteristic of all market leaders. Within our four complementary investment groups, we continue to be uniquely positioned to capture market share in the competition for superior asset selection and most favorable financing structures and terms. We have evolved into a diversified capital manager and equity yield investment option noticeably distinct from the mortgage REIT universe in terms of our size, liquidity, diversity and stability.

I am confident and energized by all of our opportunities and strongly believe we will continue to reward our shareholders while attracting incremental investors in this challenging marketplace, where conservatively-valued yield manufacturing businesses like Annaly are increasingly difficult to find.

I look forward to welcoming many of you to our 2017 Annual Meeting of Stockholders.

Sincerely,

Kevin Keyes
Chief Executive Officer & President
April 11, 2017

(1)	Represents the % difference of operating expense as a % of average equity for Annaly vs. the Bloomberg mREIT Index (“BBREMTG”) average.
(2)	Represents the % difference of operating expense as a % of average assets for Annaly vs. the BBREMTG average.

Notes: From 2012 to 2016. Average excludes BBREMTG members with market capitalization below $200 million. Operating Expense is defined as: (i) for internally-managed BBREMTG members, the sum of compensation & benefits, general & administrative expenses and other operating expenses, and (ii) for externally-managed BBREMTG members, the sum of net management fees, compensation & benefits (if any), general & administrative expenses and other operating expenses.

II	Annaly Capital Management Inc. 2017 Proxy Statement

Notice of Annual Meeting of Stockholders

To Be Held May 25, 2017 at 9:00 a.m. (Eastern Time)	The Warwick Hotel, 65 West 54th Street, New York, NY 10019

To the Stockholders of Annaly Capital Management, Inc.:

We will hold the annual meeting of the stockholders of Annaly Capital Management, Inc. on May 25, 2017, at 9:00 a.m. (Eastern Time) at the Warwick Hotel, 65 West 54th Street, New York, NY 10019, to:

>	elect three Directors from the nominees identified in the accompanying proxy statement for a term of three years each;

>	approve, on an advisory basis, our executive compensation;

>	consider an advisory vote on the frequency of future advisory votes to approve our executive compensation; and

>	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

We will also transact any other business as may properly come before our annual meeting or any adjournment or postponement thereof. Only our common stockholders of record at the close of business on March 28, 2017, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements thereof.

Your vote is very important. Please exercise your right to vote.

To view the Proxy Statement and other materials about the annual meeting, go to www.annalyannualmeeting.com or www.proxyvote.com.

If you plan to attend the annual meeting in person, you will need to present proof of your ownership of our common stock as of the record date, and valid government-issued photo identification.

By Order of the Board of Directors,

Anthony C. Green
Secretary
April 11, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 25, 2017.
Our Proxy Statement and 2016 Annual Report to Stockholders
are available at www.proxyvote.com.

www.annalyannualmeeting.com	III

Proxy Statement

The Board of Directors (the “Board”) of Annaly Capital Management, Inc. (“Annaly,” the “Company,” “we,” “our” or “us”) is soliciting proxies in connection with our 2017 annual meeting of stockholders (the “Annual Meeting”). We are sending the Notice of Internet Availability of Proxy Materials, or a printed copy of the proxy materials, as applicable, commencing on or about April 11, 2017.

Proxy Summary

This summary contains highlights about the Company and the Annual Meeting. This summary does not contain all of the information that you should consider in advance of the Annual Meeting, and we encourage you to read the entire proxy statement and our 2016 Annual Report on Form 10-K carefully before voting.

2017 Annual Meeting of Stockholders

Time and Date:	Thursday, May 25, 2017 at 9:00 a.m. (Eastern Time)
Place:	The Warwick Hotel, 65 West 54th Street, New York, NY 10019
Record Date:	March 28, 2017
Voting:	Stockholders are able to vote by Internet at www.proxyvote.com; telephone at 1-800-690-6903; completing and returning their proxy card; or in person at the Annual Meeting

Voting Matters

	Board Vote Recommendation	Page Number
Proposal No. 1: Election of Directors	FOR each Director nominee	2
Proposal No. 2: Approval, on an advisory basis, of our executive compensation	FOR	25
Proposal No. 3: Advisory vote on the frequency of future advisory votes to approve our executive compensation	EVERY ONE YEAR	29
Proposal No. 4: Ratification of the appointment of Ernst & Young LLP	FOR	30

Time and Date
Thursday, May 25, 2017
at 9:00 a.m. (Eastern Time)

Place
The Warwick Hotel,
65 West 54th Street,
New York, NY 10019

Record Date
March 28, 2017

Voting
Stockholders are entitled
to vote by

Internet
www.proxyvote.com

Telephone
1-800-690-6903

Mail
completing and returning
their proxy card

In Person
at the Annual Meeting

Information
www.annalyannualmeeting.com

IV	Annaly Capital Management Inc. 2017 Proxy Statement

Proxy Summary

Annaly at a Glance

>	New York Stock Exchange (NYSE): NLY
>	Initial public offering (IPO) in 1997
>	Largest mortgage REIT in the world by market capitalization
>	Diversified capital manager with four investment groups – Agency, Commercial Real Estate, Residential Credit and Middle Market Lending
>	Management agreement aligns interests of our manager and our stockholders
>	Conservative leverage ratio relative to specified peers

>	753% total return since IPO (including reinvestment of dividends) as of March 31, 2017
>	61.1% total return from the beginning of 2014 through March 31, 2017
>	Since IPO, declared over $15 billion in common and preferred dividends; declared over $1.2 billion in dividends in 2016
>	2016 total return and economic return (change in book value plus dividends paid) of 19.1%, and 5.4%, respectively
>	Our management team has voluntarily purchased over 2 million common shares since 2011

We have been externally-managed by Annaly Management Company LLC (our “Manager”) since July 2013. Our Manager is responsible for managing our affairs pursuant to a management agreement. Our Manager pays all of the compensation, including benefits, to its employees (which includes our named executive officers (“NEOs”) other than Mr. Keyes, who receives no compensation for his services as our Chief Executive Officer, but has an interest in the management fee as an indirect equityholder of our Manager). Although certain personnel (but none of our NEOs) are employed by our subsidiaries for regulatory or corporate efficiency reasons, all compensation and benefits paid to such personnel by our subsidiaries reduce, on a dollar-for-dollar basis, the management fee we pay to our Manager. As of December 31, 2016, our Manager had 148 employees and our subsidiaries collectively had 41 employees. For ease of reference, throughout this proxy statement, our NEOs and the other employees of our Manager and our subsidiaries are sometimes referred to as “our” employees.

Highlights and Accomplishments

Despite challenging market conditions for mortgage real estate investment trusts (“REITs”) during 2016, we performed strongly and achieved a number of significant accomplishments that are discussed below:

Business Highlights

>	In July 2016, the Company completed the largest mortgage REIT (“mREIT”) acquisition in history with the purchase of Hatteras Financial Corp. (“Hatteras”)
>	The Company continued its diversification strategy in 2016 with expansion of investment options and targeted growth in select credit assets, including the build out of our residential credit group
>	The Company advanced its funding strategy in 2016 with dedicated financing facilities for our credit groups while also capitalizing on Federal Home Loan Bank term funding
>	In April 2016, the Company further aligned management and shareholder interests by expanding its employee stock ownership guidelines to over 40% of employees

>	As of March 31, 2017, all such individuals met, or were on track to meet, their individual ownership guidelines

www.annalyannualmeeting.com	V

Proxy Summary

Our Diversified Investment Strategy

Diversification is a key component of the Annaly strategy. Since 2010, we have diversified our business model by investing in credit assets, which complement our primary portfolio of interest rate sensitive investments. This strategy is designed to achieve stable risk-adjusted earnings and book value performance over various interest rate and economic cycles by pairing shorter duration floating-rate credit securities with our longer duration, fixed-rate agency portfolio. Annaly now has four distinct investment groups, which provide access to over 25 investment options and structures. While managing investment decisions, we combine a robust capital allocation process with careful risk management. This process enables us to take advantage of market fluctuations and inefficiencies and rotate into credit markets when dislocations occur and pricing is attractive on a risk-adjusted, relative value basis.

Fixed Rate	Floating Rate

Our diversification strategy is reflected in the following allocation of our equity across four investment groups – Agency, Commercial Real Estate, Residential Credit and Middle Market Lending – as of December 31, 2016.

(1) Includes loans held for sale.

VI	Annaly Capital Management Inc. 2017 Proxy Statement

Proxy Summary

Dividends

From our IPO in 1997 through March 31, 2017, we have declared over $15 billion in dividends to our stockholders. In 2016, we declared over $1.2 billion in dividends.

Delivering Significant Value for Stockholders in 2016

5.4% economic return (including reinvestment of dividends)	$1.2 billion dividends declared (including common and preferred stock dividends)

Total Common Stock Return Performance

Since 2014 (the first full year we were externally-managed, as more fully described in “Our Management Structure” below), we have performed well against relevant benchmarks. As illustrated by the graph below, shares of our common stock (including reinvestment of dividends) have returned significant value to our stockholders over the long term relative to both our mREIT peers and other yield-focused investments.

Note: Graph reflects daily market data from December 31, 2013 through March 31, 2017. For a share performance graph for the five-year period ended December 31, 2016, please see pages 42-43 of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on February 23, 2017.

www.annalyannualmeeting.com	VII

Proxy Summary

Source: Bloomberg. mREITs represent the members of the Bloomberg mREIT (“BBREMTG”) Index; Utilities represent the members of the Russell 3000 Utility Index; MLPs represent the members of the Alerian MLP Index; Asset Managers represent the members of the S&P 500 Asset Management and Custody Bank Index; Banks represent the members of the KBW Bank Index; and S&P represents the members of the S&P 500 Index.

Economic Return Performance

Since we have elected to be taxed as a REIT and therefore must distribute at least 90% of our taxable income to our stockholders annually, we believe that economic return, comprised of dividends paid and changes in book value measured over a specified period, is an especially meaningful performance metric for the Company. Concerns over increases in interest rates led us to maintain relatively conservative leverage from the beginning of 2014 through the end of 2016 compared to our Agency mREIT peers. Our Agency mREIT Peers consist of AGNC Investment Corp. (“AGNC”), CYS Investments, Inc. (“CYS”), Capstead Mortgage Corp. (“CMO”), Armour Residential REIT, Inc. (“ARR”), and Anworth Mortgage Asset Corp. (“ANH”) (collectively, the “Agency mREIT Peers”), and represent the agency mortgage REITs included in the BBREMTG Index as of December 31, 2016 with market capitalization above $200 million. From the beginning of 2014 through the end of 2016, we generated an economic return of 21.7% and operated at 26.2% less leverage than this peer group.

Results of 2016 Say-on-Pay Vote and Stockholder Outreach

Since September 2015, we have had a renewed focus on developing and maintaining relationships with both our retail and institutional stockholders and have received investor feedback on a variety of topics, including the Company’s diversified investment strategy and our corporate governance, compensation and management structures. From September 2015 through the end of March 2017, our shareholder outreach included:

>	10 non-deal roadshows encompassing 81 investor meetings
>	116 additional one-on-one meetings / phone calls with stockholders
>	New corporate website with enhanced disclosure

In addition, following the results of our 2016 advisory resolution on executive compensation (commonly known as a “Say-on-Pay” vote), which received support from 53% of votes cast, we promptly embarked on a multi-pronged effort to solicit feedback from key stakeholders regarding our compensation and external management structures. These efforts included:

>	Outreach to investors representing 65% of shares held by institutional stockholders, including 45 of our 50 largest stockholders
>	Internal discussions with our Manager’s employees
>	Analysis of market practices at peer companies
>	Advice from compensation consultants
>	Attendance at investor conferences
>	Discussions with proxy advisory services and corporate governance research firms

Our stockholders generally were supportive of the enhanced 2016 proxy disclosure we provided to help investors understand the robust governance processes and procedures around our external management structure, as well as to enable them to measure the management fee we pay to our Manager relative to the performance of the Company. Although a number of our stockholders indicated that they were satisfied with and appreciated the level and type of disclosure in our 2016 proxy statement, others indicated that they would like expanded disclosure on our Manager’s executive compensation program in order to enable them to fully evaluate such program, including the degree of alignment between executive pay and Company performance.

VIII	Annaly Capital Management Inc. 2017 Proxy Statement

Proxy Summary

Given that we do not provide any compensation to our NEOs, we have not previously provided information related to our Manager’s executive compensation program for our NEOs and such information has not previously been provided to us. However, at the request of our Independent Directors and in response to our conversations with stockholders and our commitment to continuous improvement and transparency, our Manager has furnished the following information to the Company about its executive compensation program:

Our Manager has agreed to provide information about its executive compensation program following extensive stockholder feedback

>

With the exception of Mr. Keyes (who does not receive any direct or indirect compensation from our Manager or the Company for his services as our Chief Executive Officer, but does have an interest in the fees paid to our Manager as an equityholder of the parent of our Manager), each of our other NEOs receives a base salary and is eligible for a performance-based cash incentive bonus;

>	A significant majority of the NEOs’ target compensation is performance-based and “at-risk”;
>	Payout of performance-based bonuses is based on achievement of both rigorous Company and investment group performance metrics, along with individual performance objectives; and
>	Our Manager considers a list of specified peer companies, together with advice from compensation consultants, when it develops appropriate compensation packages for our NEOs.

In addition, our Independent Directors have also requested that our Manager establish a framework for isolating the portion of the management fee allocable to 2017 NEO compensation. While the parameters of this framework are currently under review, our Independent Directors have asked our Manager to consider the guidance issued by proxy advisory firms regarding the level of compensation disclosure sufficient to facilitate an assessment of an externally-managed issuer’s pay programs.

Specifically, the Independent Directors have requested that our Manager establish a compensation framework that will enable it to provide the Company can disclose with the following information for disclosure in our 2018 proxy statement:

>	The portion of the management fee that is allocated to NEO compensation paid by our Manager;
>	Of this compensation, the breakdown of fixed vs. variable/incentive pay; and
>	The metrics our Manager uses to measure performance to determine our NEOs’ variable/incentive pay.

We will continue to consider the outcome of future Say-on-Pay votes, as well as stockholder feedback received throughout the year, and invite stockholders to express their views to the Independent Directors as described under “Communications with the Board.”

Development and Promotion of Key Executives

In 2016 and early 2017, the Company announced management promotions within its senior executive team. In November 2016, David L. Finkelstein, who had been serving as Annaly’s Chief Investment Officer, Agency and RMBS, was named Annaly’s Chief Investment Officer with oversight of all of Annaly’s investments and their related investment operations, and Timothy P. Coffey, Annaly’s Chief Credit Officer, was promoted to assume expanded management responsibilities for the Company’s risk department and credit groups. In March 2017, Anthony C. Green, who had been serving as Annaly’s Deputy General Counsel, succeeded R. Nicholas Singh as the Company’s Chief Legal Officer and Secretary.

www.annalyannualmeeting.com	IX

Proxy Summary

Our Manager and Our Management Agreement

>	All of our NEOs are indirect owners and/or employees of our Manager
>	With the exception of Mr. Keyes, each of our other NEOs receives compensation paid by our Manager. Mr. Keyes receives no compensation for his services as our Chief Executive Officer, although, as an equityholder of the parent of our Manager, Mr. Keyes has an interest in the fees paid to our Manager

>	Our Manager is responsible for the compensation of its employees (including our NEOs other than Mr. Keyes) who provide services to the Company. We do not pay any cash or equity compensation to our executive officers, do not provide pension benefits, perquisites or other personal benefits, and have no employment agreements or arrangements to pay any cash severance upon their termination or a change in control of the Company

>	Our Manager receives a flat management fee equal to 1.05% of our stockholders’ equity (as defined in our Management Agreement), which is used to pay the compensation and benefits of its employees (including our NEOs). However, the Company does not allocate any specific portion of the management fee we pay to the compensation of our NEOs

>	For 2016, the management fee was approximately $152 million

Over the past several years, our Manager has made significant investments in personnel corresponding to the diversification of our investment strategy into more people-intensive asset classes (including Residential Credit, Commercial Real Estate and Middle Market Lending assets), as well as to the enhancement of our corporate infrastructure. These investments include the build out of teams for our Agency, Residential Credit, Commercial Real Estate and Middle Market Lending groups, and significant hires in our business support functions, such as risk management, legal and compliance, finance and information technology, among others.

The costs of these personnel expansions and improvements have been paid by our Manager rather than by us. Unlike a number of other externally-managed REITs, we do not reimburse our Manager for any portion or subset of employment costs, all of which are borne by our Manager. An increase to these costs does not result in any increase to the management fee, which is a fixed percentage of our stockholders’ equity as described above.

The Independent Directors review the efforts of our Manager to ensure that our Manager continues to invest in our personnel. The Board has concluded that the efforts of our Manager to develop and enhance our personnel have resulted in the establishment of a robust and high quality management team having a full complement of human capital to drive our business performance. We believe our management team is best in class in terms of size, scope and experience compared with our mREIT peers.

X	Annaly Capital Management Inc. 2017 Proxy Statement

Proxy Summary

Despite the costs associated with the diversification of our investment strategy, our Manager has continued to operate the business in an efficient manner with appropriately scaled operating costs (including the management fee). As illustrated by the table below, Annaly’s average operating expense levels have remained significantly lower than both our internally- and externally-managed mREIT peers over the last five years.

	2012	2013	2014	2015	2016	Average
Annaly	0.19%	0.22%	0.24%	0.25%	0.25%	0.23%
Internally-Managed Peers	0.54%	0.91%	0.87%	0.73%	0.44%	0.70%
Externally-Managed Peers	0.60%	0.66%	0.75%	0.79%	0.66%	0.69%
	2012	2013	2014	2015	2016	Average
Annaly	1.45%	1.66%	1.61%	1.58%	1.65%(1)	1.59%
Internally-Managed Peers	2.72%	3.83%	4.13%	3.84%	2.48%	3.40%
Externally-Managed Peers	2.20%	3.06%	3.57%	3.75%	4.06%	3.33%

Source: Company Filings, SNL and Bloomberg. Averages are market weighted based on market capitalization as of Dec. 31st of each respective year.

Note: Internally-Managed Peers and Externally-Managed Peers represent the respective internally- and externally-managed members of the BBREMTG Index with market capitalization above $200 million as of December 31st of each respective year. The average for each excludes Annaly and companies during years in which they became public or first listed. Operating Expense is defined as: (i) for Internally-Managed Peers, the sum of compensation & benefits, general & administrative expenses and other operating expenses, and (ii) for Externally-Managed Peers, the sum of net management fees, compensation & benefits (if any), general & administrative expenses and other operating expenses.

(1)	Excludes costs of $49 million related to the Company’s acquisition of Hatteras.

For additional information about our Manager, our management agreement and executive compensation, see “Certain Relationships and Related Party Transactions,” “Our Management Structure”, “Compensation Paid by our Manager to our Named Executive Officers” and “Compensation Discussion and Analysis.”

www.annalyannualmeeting.com	XI

Proxy Summary

Governance Highlights

We regularly review and update our practices related to our corporate governance, compensation and management structures to align the interests of our management team with those of our stockholders and to respond to stockholder feedback, changes in applicable laws, regulations and stock exchange requirements, and the evolving needs of our business. Our current best practices are highlighted below:

Director Independence and Oversight	Director Qualifications	Stockholder Rights and Engagement	Good Governance / Corporate Citizenship
>7 of 9 Directors are Independent
>Lead Independent Director
>Regular executive sessions of Independent Directors
>Independent Board committees
>Board oversees a succession plan for the CEO and other senior executives

>Annual Board and committee self-evaluations
>Annual assessment of all Directors to ensure continued match of their skills against the Company’s needs
>Over-boarding policy limits the number of outside boards on which our Directors can serve
>2 “audit committee financial experts”

>Majority vote standard for uncontested elections
>Annual stockholder advisory vote on executive compensation
>No restrictions on stockholders’ ability to amend the Company’s by-laws
>Active stockholder engagement program

>Clawback policy with manager
>Anti-hedging and pledging policies
>Director and employee stock ownership guidelines
>Four-year stock holding period requirement for employees
>Corporate sustainability initiatives
>Whistleblower procedures and hotline for auditing and accounting concerns

XII	Annaly Capital Management Inc. 2017 Proxy Statement

Proxy Summary

Board Composition and Refreshment

The Nominating/Corporate Governance Committee (the “NCG Committee”) of the Board seeks to achieve a balance of knowledge, experience and capability on the Board. Newer directors offer fresh ideas and perspectives, while deeply experienced directors bring extensive knowledge of our complex operations. On an annual basis, the NCG Committee evaluates its overall composition, including director tenure, and rigorously evaluates all directors to ensure a continued match of their skill sets against the needs of the Company. The table below summarizes key qualifications, skills, and attributes most relevant to our Directors’ service on our Board. For additional information about individual Director’s qualifications and experience, please see the Director biographies beginning on page 3.

Skill / experience	No. of Directors	Total
Audit committee financial expert		2
Complex and regulated industries		8
Compliance		5
Corporate governance		8
Ethics and social responsibility oversight		4
Finance and accounting experience		8
Financial services		8
Government, public policy and regulatory affairs		4
Industry knowledge		9
Information technology		3
Legal expertise		4
Mergers & acquisitions		6
Operations		9
Other public company board experience		3
Private company board experience		5
Public company CEO		2
Risk management		9
Strategy development and implementation		7

www.annalyannualmeeting.com	XIII

www.annalyannualmeeting.com	1

Corporate Governance at Annaly

Election of Directors

We have three Classes of Directors. At the Annual Meeting, our stockholders will vote to elect three Class III Directors from the nominees named herein, whose terms will expire at our annual meeting of stockholders in 2020, subject to the election and qualification of their successors or to their earlier death, resignation or removal. The Class I and Class II Directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting. The table below provides summary information about each of our Directors.

OUR BOARD OF DIRECTORS HAS NOMINATED AND RECOMMENDS A VOTE FOR FRANCINE J. BOVICH, JONATHAN D. GREEN AND JOHN H. SCHAEFER AS DIRECTORS TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2020 AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED. THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE YOUR PROXY IN FAVOR OF THESE NOMINEES UNLESS YOU SPECIFY A CONTRARY CHOICE IN YOUR PROXY.

Name	Age	Principal Occupation	Independent	Committees
CLASS III DIRECTORS (NOMINATED TO SERVE FOR THREE-YEAR TERMS EXPIRING IN 2020)
Francine J. Bovich	65	Former Managing Director	Yes	> Audit
		Morgan Stanley Investment Management		> NCG
Jonathan D. Green*	70	Former Vice Chairman	Yes	> Risk (Chair)
		The Rockefeller Group		> Compensation
John H. Schaefer	65	Former President and	Yes	> Audit
		Chief Operating Officer		> Compensation
		Morgan Stanley Global Wealth Management		> Risk
CLASS I DIRECTORS (TERMS EXPIRE IN 2018)
Wellington J. Denahan	53	Executive Chairman	No
		Annaly Capital Management, Inc.
Michael Haylon	59	Managing Director	Yes	> Audit
		Conning, Inc.		> Risk
Donnell A. Segalas	59	Chief Executive Officer and	Yes	> Compensation
		Managing Partner		(Chair)
		Pinnacle Asset Management, L.P.		> NCG
CLASS II DIRECTORS (TERMS EXPIRE IN 2019)
Kevin G. Keyes	49	Chief Executive Officer and President	No
		Annaly Capital Management, Inc.
Kevin P. Brady	61	Chief Executive Officer	Yes	> Audit (Chair)
		ARMtech, LLC		> NCG
				> Risk
E. Wayne Nordberg	78	Chairman	Yes	> NCG (Chair)
		Hollow Brook Wealth Management, LLC		> Compensation

*	Lead Independent Director. For more details, see page 11.

2	Annaly Capital Management Inc. 2017 Proxy Statement

Corporate Governance at Annaly

Nominees to Serve for a Three-Year Term Expiring in 2020 (Class III Directors)

Francine J. Bovich Director since May 2014 Committees Audit, NCG	Ms. Bovich has over 30 years of investment management experience lastly serving as a Managing Director of Morgan Stanley Investment Management from 1993-2010. Since 2011, Ms. Bovich has been a trustee of The Bradley Trusts. Ms. Bovich has also served as a board member of The Dreyfus Family of Funds since 2012, and serves as a board member of a number of registered investment companies within the fund complex. These funds represent a broad scope of investment strategies including equities (US, non-US, global, and emerging markets), taxable fixed income (US, non-US, global and emerging markets), municipal bonds, and cash management. From 1991 through 2005, Ms. Bovich served as the U.S. Representative to the United Nations Investment Committee, which advised a global portfolio of approximately $30 billion. Ms. Bovich is a member of the Economic Club of New York and an emeritus trustee of Connecticut College and chair of the Investment Sub-Committee for its endowment. Ms. Bovich has a B.A. in Economics from Connecticut College and an M.B.A. in Finance from New York University.

Director Qualification Highlights The Board believes that Ms. Bovich’s qualifications include her significant investment management experience and her experience serving as a trustee and board member.

Jonathan D. Green Director since January 1997 Committees Risk (Chair), Compensation Lead Independent Director	Mr. Green served as a special advisor to Rockefeller Group International, Inc., a wholly owned subsidiary of Mitsubishi Estate Company, Ltd., operating under the brand of the Rockefeller Group, from January 2011 until December 2014. He joined the Rockefeller Group in 1980 as Assistant Vice President and Real Estate Counsel. In 1983, he was appointed Vice President, Secretary and General Counsel, and in 1990 was elected Chief Corporate Officer. In 1995, he was named President and Chief Executive Officer of Rockefeller Group Development Corporation and Rockefeller Center Management Corporation, both subsidiaries of the Rockefeller Group. In 2002, Mr. Green was named President and Chief Executive Officer of Rockefeller Group International, Inc., becoming Vice Chairman in January 2009. He served as Vice Chairman until December 2010. In his role as Vice Chairman, Mr. Green was active in formulating the strategic planning for the company and its subsidiaries, which include Rockefeller Group Development Corporation, Rockefeller Group Investment Management, Rockefeller Group Technology Solutions, Inc. and Rockefeller Group Business Centers. Before joining the Rockefeller Group, Mr. Green was associated with the New York City law firm of Thacher, Proffitt & Wood. He also serves on the board of trustees of the Wildlife Conservation Society. Mr. Green graduated from Lafayette College and the New York University School of Law.

Director Qualification Highlights

The Board believes that Mr. Green’s qualifications include his significant experience as a chief executive, his diverse and significant background in the real estate industry and his legal expertise.

www.annalyannualmeeting.com	3

Corporate Governance at Annaly

John H. Schaefer Director since March 2013 Committees Audit, Compensation and Risk

Mr. Schaefer has over 40 years of financial services experience including serving as a member of the management committee of Morgan Stanley from 1998 through 2005 and as President and Chief Operating Officer of the Global Wealth Management division of Morgan Stanley. Mr. Schaefer retired in February 2006 and from 2008 through 2012 served as a board member and chair of the audit committee of USI Holdings Corporation. Mr. Schaefer has a B.B.A. in Accounting from the University of Notre Dame and an M.B.A. from the Harvard Graduate School of Business.

Director Qualification Highlights

The Board believes that Mr. Schaefer’s qualifications include his broad financial services management experience, including management of strategic planning, capital management, human resources, internal audit and corporate communications, as well as his board and audit committee experience.

Class I Directors (Terms Expire in 2018)

Wellington J. Denahan Director since 1997 Chairman of the Board

Ms. Denahan has served as Chairman of the Board since November 2012 and Executive Chairman of Annaly since September 2015. Previously, Ms. Denahan served as Chief Executive Officer of Annaly from November 2012 to September 2015 and as Co-Chief Executive Officer of Annaly from October 2012 to November 2012. Ms. Denahan was elected in December 1996 to serve as Vice Chairman of the Board. Ms. Denahan was Annaly’s Chief Operating Officer from January 2006 to October 2012 and Chief Investment Officer from 2000 to November 2012. She was a co-founder of Annaly. Ms. Denahan has a B.S. in Finance from Florida State University.

Director Qualification Highlights

The Board believes that Ms. Denahan’s qualifications include her significant oversight experience related to fixed income trading operations through years of serving as our Chief Operating Officer and Chief Investment Officer, her industry experience and expertise in the mortgage-backed securities markets, and her operational expertise, including her service as our former Chief Executive Officer.

4	Annaly Capital Management Inc. 2017 Proxy Statement

Corporate Governance at Annaly

Michael Haylon Director since June 2008 Committees Audit, Risk

Mr. Haylon has served as Managing Director and Head of Asset Management Sales, Products and Marketing at Conning, Inc., a global provider of investment management solutions, services and research to the insurance industry, since December 2014. Mr. Haylon previously served as Managing Director and Head of Investment Products at Conning, Inc. from January 2012 until December 2014. From September 2010 to December 2011, Mr. Haylon served as Head of Investment Product Management at General Re – New England Asset Management. He was Chief Financial Officer of the Phoenix Companies, Inc. from 2004 until 2007, and Executive Vice President and Chief Investment Officer of the Phoenix Companies in 2002 and 2003. From 1995 until 2002, he held the position of Executive Vice President of Phoenix Investment Partners, Ltd., a NYSE-listed company, and President of Phoenix Investment Counsel, where he was responsible for the management and oversight of $25 billion in closed-end and open-end mutual funds, corporate pension funds and insurance company portfolios. From 1990 until 1994, he was Senior Vice President of Fixed-Income at Phoenix Home Life Insurance Company. From 1986 until 1990, he was Managing Director at Aetna Bond Investors where he was responsible for management of insurance company and pension fund portfolios. From 1980 until 1984 he was Senior Financial Analyst at Travelers Insurance Companies. He began his career in 1979 in the commercial lending program at Philadelphia National Bank. Mr. Haylon has previously served on the boards of Aberdeen Asset Management and Phoenix Investment Partners. He has a B.A. from Bowdoin College and a M.B.A. from the University of Connecticut.

Director Qualification Highlights

The Board believes that Mr. Haylon’s qualifications include his significant leadership and management experience from his years of management and oversight of large financial asset portfolios, his prior board experience with other companies and his expertise in financial matters.

Donnell A. Segalas Director since January 1997 Committees Compensation (Chair), NCG

Mr. Segalas is the Chief Executive Officer and a Managing Partner of Pinnacle Asset Management L.P., a New York-based alternative asset management firm. Additionally, Mr. Segalas is a member of Pinnacle’s Investment Committee and sits on the boards of its offshore funds. Prior to joining Pinnacle in 2003, Mr. Segalas was Executive Vice President for Alternative Investment Products (AIP) at Phoenix Investment Partners. Mr. Segalas is a member of the Nantucket Historical Society. He received a B.A. from Denison University.

Director Qualification Highlights

The Board believes that Mr. Segalas’ qualifications include his significant experience from his years of investing and managing private and public investment vehicles and his experience serving on investment and executive committees of other companies.

www.annalyannualmeeting.com	5

Corporate Governance at Annaly

Class II Directors (Terms Expire in 2019)

Kevin G. Keyes Director since November 2012

Mr. Keyes has served as Chief Executive Officer of Annaly since September 2015 and as its President since October 2012. Previously, Mr. Keyes served as Annaly’s Chief Strategy Officer and Head of Capital Markets from September 2010 until October 2012. Prior to joining Annaly as a Managing Director in 2009, Mr. Keyes worked for 20 years in senior investment banking and capital markets roles. From 2005 to 2009, Mr. Keyes served in senior management and business origination roles in the Global Capital Markets and Banking Group at Bank of America Merrill Lynch. Prior to that, he worked at Credit Suisse First Boston from 1997 until 2005 in various capital markets origination roles and Morgan Stanley Dean Witter from 1990 until 1997 in the Mergers and Acquisitions Group and Real Estate Investment Banking Group. Mr. Keyes holds a B.A. in Economics and a B.S. in Business Administration (ALPA Program) from the University of Notre Dame.

Director Qualification Highlights

Mr. Keyes is our Chief Executive Officer and brings to our Board a deep understanding of issues that are important to the Company’s growth. Through his role as our Chief Executive Officer and other senior management positions at the Company, Mr. Keyes has demonstrated leadership qualities, management capability, business and industry knowledge and a long-term strategic perspective. In addition, Mr. Keyes’ qualifications include over 20 years of experience as an investment banking and equity capital markets professional.

Kevin P. Brady Director since 1997 Committees Audit (Chair), NCG, Risk

Mr. Brady is the Chief Executive Officer of ARMtech, LLC, a venture capital firm that invests and incubates technology start-ups, which he founded in 2007. ARMtech’s current portfolio includes companies in the financial reporting and data spaces. Prior to ARMtech, Mr. Brady founded TaxStream, a software company that specialized in financial reporting, tax and internal controls for multinational corporations. Mr. Brady served as Chief Executive Officer of TaxStream from 2002 to 2008, when the company was sold to Thomson-Reuters. Mr. Brady previously worked for eight years at PricewaterhouseCoopers in New York City, where he consulted on M&A transactions and international tax issues. Mr. Brady holds a B.A. from McGill University, an M.B.A. from New York University and is a Certified Public Accountant (inactive). He was awarded a patent from the U.S. Patent and Trademark Office for the invention of the TaxStream product.

Director Qualification Highlights

The Board believes that Mr. Brady’s qualifications include his expertise in financial and accounting matters as well as his significant experience managing systems and companies focusing on the financial accounting market.

6	Annaly Capital Management Inc. 2017 Proxy Statement

Corporate Governance at Annaly

E. Wayne Nordberg Director since May 2004 Committees NCG (Chair), Compensation

Mr. Nordberg has served as Chairman of Hollow Brook Wealth Management, LLC, a SEC-registered investment advisor that manages or advises $1.4 billion of investment assets, since 2008. From January 2003 to November 2008, Mr. Nordberg served as a senior director of Ingalls & Snyder LLC, an NYSE member and registered investment advisor. From 1998 to June 2002, Mr. Nordberg served as Vice Chairman of the board of KBW Asset Management, Inc., an affiliate of Keefe, Bruyette, & Woods, Inc., a registered investment advisor. From 1988 to 1998, he served in various capacities for Lord Abbett & Co., a mutual fund company, including as partner and director of its family of funds. Mr. Nordberg received his B.A. from Lafayette College, where he is a trustee emeritus. He is a member of the Financial Analysts Federation and the New York Society of Security Analysts and is a Trustee of the Atlantic Salmon Federation, the American Museum of Fly Fishing and the National Wildlife Federation Endowment Fund. Mr. Nordberg is also a director of PetroQuest Energy, Inc. and Reaves Utility Income Fund, both NYSE-listed companies.

Director Qualification Highlights

The Board believes that Mr. Nordberg’s qualifications include his significant experience in serving at a senior executive level with a SEC-registered investment advisor, his experience as a director of an asset management company and his service as a board member of other public companies.

Independence of Our Directors

Our Corporate Governance Guidelines and NYSE rules require that at least a majority of our Board members are Independent Directors. We have adopted the definition of “independent director” set forth in Section 303A of the NYSE rules and have affirmatively determined that each Director (other than Ms. Denahan and Mr. Keyes) has no material relationships with us (either directly or as partner, stockholder or officer of an organization that has a relationship with us) and is therefore independent in accordance with the standards set forth in the NYSE rules and our Corporate Governance Guidelines.

Director Nomination Process

The Nominating/Corporate Governance (“NCG”) Committee is responsible for identifying and screening nominees for Director and for recommending to the Board candidates for nomination for election or re-election to the Board and to fill Board vacancies. Nominees may be suggested by Directors, members of management, stockholders or professional search firms. In evaluating a Director nomination, the NCG Committee may review materials provided by the nominator, a professional search firm or other party.

The NCG Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers a wide range of factors when assessing potential Director nominees, including a candidate’s background, skills, expertise, diversity, accessibility and availability to serve effectively on the Board. All candidates should (i) possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders, and (ii) have an inquisitive and objective perspective, practical wisdom and mature judgment. It is expected that all Directors will have an understanding of the Company’s business and be willing to devote sufficient time and effort to carrying out their duties and responsibilities effectively.

Although the NCG Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. Additionally, the Company endeavors to have a Board representing diverse experiences at policy-making levels in business, finance, government, education, law and technology, and in other areas that are relevant to the Company’s business and its status as a public company, as this contributes to our success and is in the best interests of our stockholders.

Two new, highly qualified Independent Directors have joined the Annaly Board over the last few years

www.annalyannualmeeting.com	7

Corporate Governance at Annaly

Stockholder Recommendation of Director Candidates

Stockholders who wish the NCG Committee to consider their recommendations for Director candidates should submit their recommendations in writing to our Secretary at our principal executive offices. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by our NCG Committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a Director candidate, such materials are forwarded to our NCG Committee. Properly submitted recommendations by stockholders will receive the same consideration by the NCG Committee as other suggested nominees.

The Board’s Role and Responsibilities

We are committed to maintaining a strong ethical culture and robust governance practices that benefit the long-term interests of stockholders. Our corporate governance practices include:

Board Structure	Director Qualifications	Stockholder Rights and Engagement	Recent Governance Enhancements
>7 of 9 Directors are Independent

>Lead Independent Director

>Regular executive sessions of Independent Directors

>Independent Board committees

>2 Directors are women (including the Executive Chairman)

>Annual Board and committee self-evaluations

>Over-boarding policy limits the number of outside boards on which our Directors can serve

>2 “audit committee financial experts”

>Annual assessment of all Directors to ensure continued match of their skills against the Company’s needs

>Majority vote standard for uncontested elections

>Annual stockholder advisory vote on executive compensation

>No restrictions on stockholders’ ability to amend the Company’s by-laws

>Active stockholder engagement program

>Clawback policy with manager

>Anti-pledging policy

>Stock ownership guidelines for our Directors and employees

>Four-year stock holding period requirement for employees

>Corporate sustainability initiatives

Board Oversight of Risk

Full Board
Risk management begins with our Board, through review and oversight of our risk management framework, and continues with executive management, through ongoing formulation of risk management practices and related execution in managing risk. The Board exercises its oversight of risk management primarily through its Risk Committee and Audit Committee. At least annually, the full Board reviews our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks and related action plans, with management.

Risk Committee
The Risk Committee assists the Board in its oversight of our risk governance structure, our risk management and risk assessment guidelines and policies, our risk tolerance, and our capital, liquidity and funding.

Audit Committee
The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, internal controls and financial reporting practices, including independent auditor selection, evaluation and review, and oversight of internal audit.

Management
Risk assessment and risk management are the responsibility of our management. A series of management committees have oversight or decision-making responsibilities for risk management activities. These management committees include the Operating Committee, Enterprise Risk Committee, the Asset and Liability Committee, the Investment Committee, the Validation Committee and the Financial Reporting and Disclosure Committee.

8	Annaly Capital Management Inc. 2017 Proxy Statement

Corporate Governance at Annaly

In addition to the risk oversight processes outlined above, the Board reviews its risk assessment of the Company’s compensation policies and practices applicable to the Company’s equity incentive plans with the Compensation Committee. For additional information on this review, please see the “Risks Related to Compensation Policies and Practices” section of this proxy statement. For additional information on the responsibilities of the Risk Committee and the Audit Committee, please see the “Board Committees” section of this proxy statement.

The Audit and Risk Committees have primary Board oversight of the Company’s risk management framework

Management Succession Planning

The Board oversees and maintains a succession plan for the Chief Executive Officer and other senior executives. In carrying out this function, the Board endeavors to ensure that the Company’s management has the capabilities to cause the Company to operate in an efficient and business-like fashion in the event of a vacancy in senior management, whether anticipated or sudden.

Board Commitment and Over-Boarding Policy

In order to provide sufficient time for informed participation in their Board responsibilities:

>

Directors who also serve as chief executive officers or hold equivalent positions at other companies should not serve on more than two other boards of public companies in addition to the Company’s Board;

>	Other Directors should not serve on more than four other boards of public companies in addition to the Company’s Board; and
>	A member of the Audit Committee should not serve on the audit committee of more than two other public companies.

All of our Directors are currently in compliance with this policy. Directors are required to notify the Chairman of the Board and the chair of the NCG Committee in advance of accepting an invitation to serve on another public company board.

Communications with the Board

Stockholders and other persons interested in communicating with an individual Director (including the Lead Independent Director), the Independent Directors as a group, any committee of the Board or the Board as a whole, may do so by submitting such communication to:

Annaly Capital Management, Inc.
[Addressee]
1211 Avenue of the Americas
New York, NY 10036
Phone: 1-888-8 ANNALY
Facsimile: (212) 696-9809
Email: investor@annaly.com

The Legal Department reviews communications to the Directors and forwards those communications related to the duties and responsibilities of the Board. Certain items such as business solicitation or advertisements, product-related inquiries, junk mail or mass mailings, resumes or other job-related inquiries, spam and unduly hostile, threatening, potentially illegal or similarly unsuitable communications will not be forwarded.

Stockholders may communicate with any of our Directors, including the Lead Independent Director

www.annalyannualmeeting.com	9

Corporate Governance at Annaly

Certain Relationships and Related Party Transactions

Approval of Related Party Transactions

Each of our Directors, Director nominees and executive officers is required to report all transactions with us in which they or an immediate family member had or will have a direct or indirect material interest with respect to us in an annual disclosure questionnaire and on an on-going basis. We review these annual questionnaires and any interim reports and, if we determine it to be necessary, discuss any reported transactions with the entire Board. Other than as discussed in this section, there were no reported transactions for 2016 and there is no transaction currently pending for 2017. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction could be a related party transaction or could raise particular conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent Board committee that has the right to engage its own legal and financial counsel to evaluate, approve or ratify the transaction.

Management Agreement

We have entered into a management agreement (the “Management Agreement”) with our Manager. Our management is conducted by our Manager through the authority delegated to it in the Management Agreement and pursuant to the policies established by our Board. The Management Agreement was effective as of July 1, 2013 and was amended in November 2014 and then amended and restated in April 2016, and may be further amended by agreement between our Manager and us.

The Management Agreement’s current term ends on December 31, 2018 and will automatically renew for successive two-year terms unless at least two-thirds of our Independent Directors or the holders of a majority of our outstanding shares of common stock elect to terminate the agreement in their sole discretion and for any or no reason. At any time during the term or any renewal term, either party may deliver to the other party prior written notice of its intention to terminate the Management Agreement no less than one year prior to its proposed termination date or, but only in the event our Manager is the terminating party, such earlier date as determined by us in our sole discretion. There is no termination fee for a termination of the Management Agreement by either our Manager or us.

The Management Agreement provides that during its term and, in the event of termination of the Management Agreement by our Manager without cause, for a period of one year following such termination, our Manager will not, without our prior written consent, manage any REIT which engages in the management of mortgage-backed securities in any geographical region in which we operate.

Pursuant to the terms of the Management Agreement, we pay our Manager a monthly management fee equal to 1/12th of 1.05% of our stockholders’ equity, as defined in the Management Agreement, for its management services. We incurred approximately $152 million in management fees under the Management Agreement during the year ended December 31, 2016.

Our Manager

Our Manager is a Delaware limited liability company and is indirectly owned by certain members of our senior management. For additional information about our Manager, please see “Our Management Structure”, “Compensation Paid by our Manager to our Named Executive Officers” and “Compensation Discussion and Analysis.”

Our management fee of 1.05% of stockholders’ equity (as defined in our Management Agreement ) compares favorably to the industry average

10	Annaly Capital Management Inc. 2017 Proxy Statement

Board Structure and Processes

Board Leadership Structure

The Board believes that whether to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer should be decided by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Currently, Ms. Denahan serves as the Executive Chairman and Chairman of the Board, while Mr. Keyes serve as the Chief Executive Officer and a Director. As Ms. Denahan and Mr. Keyes are both considered executive officers of the Company, the Board has designated Mr. Green to serve as the Lead Independent Director.

We believe that our current leadership structure is effective and serves the best interests of our stockholders by providing for a robust independent leadership position on the Board. This structure allows Mr. Keyes to focus on his duties in managing the day-to-day operations of the Company, while benefitting from Ms. Denahan’s invaluable knowledge and expertise regarding the Company’s business. The Lead Independent Director has the following responsibilities:

Our Lead Independent Director has significant authority and responsibilities

>	Presides at all meetings of the Board in the absence of or at the request of the Chairman of the Board, including executive sessions of Independent Directors
>	Facilitates communication between the Independent Directors and the Chairman of the Board and the Chief Executive Officer
>	Advises on the selection of committee chairs
>	Approves the quality, quantity and timeliness of information sent to the Board
>	Approves Board meeting agendas
>	Approves Board meeting schedules to assure there is sufficient time for discussion of all agenda items
>	Has authority to call meetings of the Independent Directors
>	Authorizes the retention of outside advisors and consultants who report directly to the Board
>	If requested by stockholders, ensures that he is available, when appropriate, for consultation and direct communication with major stockholders

We believe that the Board’s independent oversight function is further enhanced by our policy to hold regular executive sessions of the Independent Directors without management present and the fact that a majority of our Directors (and every member of our four standing Board committees) is independent.

Executive Sessions of Independent Directors

Our Corporate Governance Guidelines require that the Board have at least two regularly scheduled meetings each year for our Independent Directors. These meetings, which are designed to promote unfettered discussions among our Independent Directors, are presided over by our Lead Independent Director. During 2016, our Independent Directors, without the participation of Board members who are members of management, held 5 meetings.

www.annalyannualmeeting.com	11

Board Structure and Processes

Board and Committee Evaluations

The Lead Independent Director and the NCG Committee are responsible for overseeing an annual self-evaluation process for the Board. The self-evaluation process seeks to identify specific areas, if any, that need improvement or strengthening in order to increase the effectiveness of the Board as a whole and its committees. Each standing committee of the Board evaluates its performance on an annual basis and reports to the Board on such evaluation.

Board Composition and Refreshment

The NCG Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Newer directors offer fresh ideas and perspectives, while deeply experienced directors bring extensive knowledge of our complex operations. On an annual basis, the NCG Committee evaluates its overall composition, including director tenure, and rigorously evaluates all directors to ensure a continued match of their skill sets against the needs of the Company.

Governing Documents

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This code is applicable to our Directors, executive officers and employees.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that, in conjunction with the charters of our Board committees, provide the framework for the governance of our Company.

Where You Can Find Our Governing Documents

Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compensation Committee Charter, Audit Committee Charter, NCG Committee Charter and Risk Committee Charter are available on our website (www.annaly.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the NCG Committee, and the Risk Committee. Each committee is governed by a written charter approved by the Board and is comprised entirely of Independent Directors, as required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE. In addition, each member of the Audit Committee and the Compensation Committee meets the additional independence criteria applicable to directors serving on these committees under the NYSE listing rules.

All Board committees are composed entirely of Independent Directors

12	Annaly Capital Management Inc. 2017 Proxy Statement

Board Structure and Processes

The table below shows the current membership of each Board committee and number of meetings of each committee held in 2016.
Director	Audit Committee	Compensation Committee	NCG Committee	Risk Committee
Francine J. Bovich	M		M
Kevin P. Brady	C		M	M
Jonathan D. Green(1)		M		C
Michael Haylon	M			M
E. Wayne Nordberg		M	C
John H. Schaefer	M	M		M
Donnell A. Segalas		C	M
2016 Meetings:	4	4	3	4
M = Member C = Chairperson

(1) Mr. Green serves as the Lead Independent Director. For more details, see page 11.

Committee	Key Responsibilities
Audit	>	Recommends to our Board the engagement or termination of independent registered public accountants
	>	Reviews the plan and results of the auditing engagement with our Chief Financial Officer and our independent registered public accountants
	>	Oversees internal audit activities
	>	Oversees the quality and integrity of our financial statements and financial reporting process
	>	Oversees the adequacy and effectiveness of internal control over financial reporting
The Board has determined that each Audit Committee member is financially literate, and that Messrs. Brady and Haylon are “audit committee financial experts” under applicable SEC rules. For more information on the Audit Committee’s responsibilities and activities, see the “Board Oversight of Risk” and “Report of the Audit Committee” sections of this proxy statement.

Compensation	>	Evaluates the performance of our Manager and the terms of the Management Agreement
	>	Reviews the fees payable to our Manager
	>	Administers the Company’s equity incentive plans and other equity compensation programs
	>	Reviews the form and amount of Director compensation
	>	Evaluates the performance of our officers
For more information on the Compensation Committee’s responsibilities and activities, see the “Compensation of Directors” and “Compensation Discussion and Analysis” sections of this proxy statement.

www.annalyannualmeeting.com	13

Board Structure and Processes

NCG	>	Develops and recommends criteria for considering potential Board candidates
	>	Identifies and screens individuals qualified to become Board members, and recommends to the Board candidates for nomination for election or re-election to the Board and to fill Board vacancies
	>	Develops and recommends to the Board a set of corporate governance guidelines and recommends modifications as appropriate
	>	Provides oversight of the evaluation of the Board and management
	>	Considers other corporate governance matters, such as director retirement policies, management succession plans and potential conflicts of interest of Board members and senior management, and recommends changes as appropriate
For more information on the NCG Committee’s responsibilities and activities, see the “Director Nomination Process” section of this proxy statement.

Risk	Assists the Board in its oversight of the Company’s:
	>	risk governance structure
	>	risk management and risk assessment guidelines and policies regarding market, credit, operational, liquidity, funding and reputational risk and such other risks as necessary to fulfill the committee’s duties and responsibilities
	>	risk tolerance, including risk tolerance levels and capital targets and limits
	>	capital, liquidity, and funding
For more information on the Risk Committee’s responsibilities and activities, see the “Board Oversight of Risk” section of this proxy statement.

Director Attendance

During 2016, our Board held 15 meetings. Each Director attended at least 75% of the aggregate number of meetings held by our Board and each committee on which the Director served.

We expect each member of the Board to attend our annual meeting of stockholders. All of our Directors attended our 2016 annual meeting of stockholders (the “2016 Annual Meeting”).

14	Annaly Capital Management Inc. 2017 Proxy Statement

Board Structure and Processes

Compensation of Directors

We compensate our Independent Directors. Any Director who is also an employee or owner of our Manager does not receive compensation for serving on our Board. Our Compensation Committee is responsible for reviewing, and recommending to the Board, the form and amount of compensation paid to our Independent Directors.

The compensation elements paid to our Independent Directors for service on the Board and its committees for 2016 is set forth below:

Annual Compensation Element	Amount
Annual Cash Retainer	$100,000
Deferred Stock Unit (“DSU”) Grant	$135,000 in DSUs
Lead Independent Director Retainer	$30,000
Committee Member Retainer	$8,000 – Audit Committee
$7,000 – Compensation Committee
$7,000 – Risk Committee
$5,000 – NCG Committee
Committee Chair Retainer(1)	$20,000 – Audit Committee
$10,000 – Compensation Committee
$10,000 – Risk Committee
$10,000 – NCG Committee
(1) Committee Chairs received Committee Chair Retainers in addition to, and not in lieu of, Committee Member Retainers.

Each DSU is equivalent in value to one share of our common stock. DSUs are granted on the date of the annual stockholder meeting and vest immediately. DSUs convert to shares of our common stock one year after the date of grant unless the Director elects to defer the settlement of the DSUs to a later date. DSUs do not have voting rights. DSUs pay dividend equivalents in either cash or additional DSUs at the election of the Director. Our Independent Directors are also eligible to receive other stock-based awards under our equity incentive plan.

We reimburse our Directors for their reasonable out-of-pocket travel expenses incurred in connection with their attendance at full Board and committee meetings.

Director Stock Ownership Guideline

In 2016, we increased the stock ownership guideline for our Independent Directors to provide that each Independent Director should strive to own an amount of our common stock equal to five times the annual cash retainer. Shares counting toward the guideline include shares that are owned outright, DSUs, and any other shares held in deferral accounts. To facilitate achievement of the guideline, we have adopted and implemented a “retention ratio” that requires Independent Directors to retain and hold 50% of the net profit shares from DSUs until the specified ownership level is achieved. As of March 31, 2017, all of our Independent Directors have met or are on track to meet their stock ownership guideline.

In 2016, we increased the stock ownership guideline for Independent Directors to 5x the annual cash retainer, which is currently $100,000

Role of Compensation Consultant

During 2016, our Compensation Committee retained Frederic W. Cook & Co., a nationally-recognized compensation consulting firm (“F. W. Cook”), to assist the Compensation Committee in its review of the compensation arrangements provided to our Independent Directors. The Compensation Committee considered F. W. Cook’s independence in light of SEC regulations and NYSE listing standards. The Compensation Committee discussed all relevant factors, including the services F. W. Cook provided to our Manager discussed under “Compensation Paid by our Manager to our Named Executive Officers” below, and concluded that the continued engagement of F. W. Cook does not raise any conflicts of interest.

www.annalyannualmeeting.com	15

Board Structure and Processes

Director Compensation

The table below summarizes the compensation paid by us to our Independent Directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Francine J. Bovich	$113,000	$135,000	$248,000
Kevin P. Brady	$140,000	$135,000	$275,000
Jonathan D. Green	$154,000	$135,000	$289,000
Michael Haylon	$115,000	$135,000	$250,000
E. Wayne Nordberg	$122,000	$135,000	$257,000
John H. Schaefer	$122,000	$135,000	$257,000
Donnell A. Segalas	$122,000	$135,000	$257,000

(1)	The amounts in this column represent the aggregate grant date fair value of the DSU awards, computed in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on the date of grant. DSUs are vested at grant and accrue dividend equivalents as additional DSUs or cash at the election of the Director.

The following table sets forth information with respect to the aggregate outstanding option awards at December 31, 2016 of each of our Independent Directors. All such option awards have vested. We no longer grant options as part of our Director compensation program.

Name	Outstanding Option Awards at 12/31/16
Francine J. Bovich	–
Kevin P. Brady	43,750
Jonathan D. Green	91,250
Michael Haylon	76,250
E. Wayne Nordberg	91,250
John H. Schaefer	–
Donnell A. Segalas	78,750

16	Annaly Capital Management Inc. 2017 Proxy Statement

Our Management

The following table sets forth certain information with respect to our executive officers, all of whom are indirect owners and/or employees of our Manager:

Name	Age	Title
Kevin G. Keyes	49	Chief Executive Officer, President and Director
Wellington J. Denahan	53	Chairman of the Board and Executive Chairman
Glenn A. Votek	58	Chief Financial Officer
David L. Finkelstein	44	Chief Investment Officer
Timothy P. Coffey	43	Chief Credit Officer
Anthony C. Green	42	Chief Legal Officer and Secretary

Biographical information on Mr. Keyes and Ms. Denahan is provided above under the heading “Election of Directors.” Certain biographical information for Messrs. Votek, Finkelstein, Coffey and Green is set forth below.

Glenn A. Votek has served as Chief Financial Officer of Annaly since August 2013. Mr. Votek served as Chief Financial Officer of Fixed Income Discount Advisory Company (FIDAC) from August 2013 until October 2015 and as Annaly’s Chief Administrative Officer from May 2013 until August 2013. Mr. Votek joined Annaly in May 2013 from CIT Group where he was an Executive Vice President and Treasurer since 1999 and President of Consumer Finance since 2012. Prior to that, Mr. Votek worked at AT&T and its finance subsidiary from 1986 until 1999 in various financial management roles. Mr. Votek has a B.S. in Finance and Economics from the University of Arizona/Kean College and a M.B.A. in Finance from Rutgers University.

David L. Finkelstein has served as Chief Investment Officer of Annaly since November 2016. Mr. Finkelstein previously served as Annaly’s Chief Investment Officer, Agency and RMBS beginning in February 2015 and as Annaly’s Head of Agency Trading beginning in August 2013. Prior to joining Annaly, Mr. Finkelstein served for four years as an Officer in the Markets Group of the Federal Reserve Bank of New York where he was the primary strategist and policy advisor for the MBS purchase program. Mr. Finkelstein has over 20 years of experience in fixed income investment. Prior to the Federal Reserve Bank of New York, Mr. Finkelstein held Agency MBS trading positions at Salomon Smith Barney, Citigroup Inc. and Barclays PLC. Mr. Finkelstein received his B.A. from the University of Washington and his M.B.A. from the University of Chicago, Booth School of Business. Mr. Finkelstein also holds the Chartered Financial Analyst® designation.

Timothy P. Coffey has served as Chief Credit Officer of Annaly since January 2016. Mr. Coffey served as Annaly’s Head of Middle Market Lending from 2010 until January 2016. Mr. Coffey has over 20 years of experience in leveraged finance and has held a variety of origination, execution, structuring and distribution positions. Prior to joining Annaly in 2010, Mr. Coffey served as Managing Director and Head of Debt Capital Markets in the Leverage Finance Group at Bank of Ireland. Prior to that, Mr. Coffey held positions at Scotia Capital, the holding company of Saul Steinberg’s Reliance Group Holdings, and SC Johnson International. Mr. Coffey received his B.A. in Finance from Marquette University.

Anthony C. Green has served as Chief Legal Officer and Secretary of Annaly since March 2017. Mr. Green previously served as Annaly’s Deputy General Counsel from 2009 until February 2017. Prior to joining Annaly, Mr. Green was a partner in the Corporate, Securities, Mergers & Acquisitions Group at the law firm K&L Gates LLP. Mr. Green has over 17 years of experience in corporate and securities law. Mr. Green holds a B.A. from the University of Pennsylvania and a J.D. and LL.M. from Cornell Law School.

www.annalyannualmeeting.com	17

Our Management

Stock Purchases by Executive Officers since 2011

Since 2011, our executive officers have purchased over 2 million shares of our common stock (including open market purchases, dividend reinvestments, and option exercises) with an aggregate purchase price of $23.1 million as set forth in the table below.

Executive Officer	Shares Purchased	Purchase Price(1)	None of our NEOs has ever sold shares of our common stock
Kevin G. Keyes	606,908	$6,895,000
Wellington J. Denahan	1,059,871	$12,311,000
Glenn A. Votek	61,266	$640,000
David L. Finkelstein	200,000	$2,122,000
Timothy P. Coffey	30,000	$304,000
Anthony C. Green	77,750	$843,000
TOTAL	2,035,794	$23,115,000

(1)     Rounded to the nearest thousand.

18	Annaly Capital Management Inc. 2017 Proxy Statement

Our Management Structure

Overview

Following our management externalization transaction (the “Externalization”), which was approved by approximately 83% of our stockholders on May 23, 2013, we became externally managed by our Manager. Pursuant to the terms of the Management Agreement, we pay our Manager a management fee and our Manager pays all of the compensation to our management personnel (including our NEOs). The Compensation Committee annually reviews the management fee and the performance of our Manager, including the accomplishments discussed beginning on page IV of the Proxy Summary. The Independent Directors then consider the Compensation Committee’s recommendations when determining whether to renew or amend the terms of the Management Agreement. Based on the review and factors described in more detail below, the Independent Directors have determined that the Management Agreement continues to be in the best interests of the Company and our stockholders. For additional information, see “Certain Relationships and Related Party Transactions”, “Compensation Paid by our Manager to our Named Executive Officers” and “Compensation Discussion and Analysis.”

Our Management Agreement compares favorably to the management agreements of our externally-managed peers

Management Agreement Terms

We believe that the terms and conditions of the Management Agreement compare favorably to the terms and conditions that exist between our externally-managed mREIT peers and their respective managers. In particular, as illustrated by the table below, when compared to the median for the peer comparison, (i) the management fee paid to our Manager is lower as a percentage of stockholders’ equity, (ii) the term of the Management Agreement was of a shorter duration, and (iii) the Management Agreement has no termination fee, which is expressed in the table below as a multiple of trailing average annual management fees.

	Mean	Median	Min	Max
Agency Residential REITs
Base management fee(1)	1.13%	1.13%	1.05%	1.20%	1.05%
Initial term in years	6.0	6.0	2.0	10.0	2.0
Termination fee multiple(2)	4.4x	4.4x	3.3x	5.5x	None
Incentive fee	None	None	None	None	None
Commercial REITs
Base management fee	1.50%	1.50%	1.50%	1.50%	1.05%
Initial term in years	2.8	3.0	2.0	3.0	2.0
Termination fee multiple	3.1x	2.9x	2.1x	5.0x	None
Incentive fee(3)	21% above 8% hurdle	20% above 8% hurdle	None	25% above 8% hurdle	None
Non-Agency Residential / Hybrid REITs
Base management fee	1.50%	1.50%	1.50%	1.50%	1.05%
Initial term in years	2.5	3.0	1.0	3.0	2.0
Termination fee multiple(4)	3.1x	3.2x	1.0x	5.0x	None
Incentive fee(5)	N/A	N/A	None	25% above 10% hurdle	None

Source: Public filings as of year ended December 31, 2016. All base management fees are calculated as a percentage of stockholders’ equity and all termination fees are calculated as a multiple of the average annual base management fee during the prior 24-month period, except as otherwise specified below. Agency Residential REITs represent the Agency mREIT Peers, with the exception of AGNC, CYS and CMO, which are internally-managed companies; Commercial REITs represent the externally-managed commercial mortgage REITs included in the BBREMTG Index as of December 31, 2016 with market capitalization above $200 million and includes Blackstone Mortgage Trust, Inc. (“BXMT”), Ares Commercial Real Estate Corp. (“ACRE”), Resource Capital Corp. (“RSO”), Apollo Commercial Real Estate Finance, Inc. (“ARI”), and Starwood Property Trust, Inc. (“STWD”); Non-Agency Residential/Hybrid REITs represents the externally-managed non-agency residential and hybrid mortgage REITs included in

www.annalyannualmeeting.com	19

Our Management Structure

the BBREMTG Index as of December 31, 2016 with market capitalization above $200 million and includes New Residential Investment Corp. (“NRZ”), Western Asset Mortgage Capital Corp. (“WMC”), AG Mortgage Investment Trust, Inc. (“MITT”), PennyMac Mortgage Investment Trust (“PMT”), Invesco Mortgage Capital Inc. (“IVR”) and Two Harbors Investment Corp. (“TWO”).

(1)	For ARR, base management fee is calculated as 1.5% of gross equity raised up to $1.0 billion plus 0.75% of gross equity raised in excess of $1.0 billion.
(2)	ARR’s termination fee is calculated as the greater of (a) the base management fee calculated prior to the effective date of agreement termination for the remainder of the term or (b) 3x the base management fee during the preceding full 12 months.
(3)	Of the five Commercial REITs, four have incentive fees in addition to their base management fees. STWD and RSO have incentive fees of 20% above an 8% hurdle. BXMT has a 20% incentive fee above a 7% hurdle. RSO has a 25% incentive fee above an 8% hurdle. For purposes of this table, the calculation of the mean includes only the four Commercial REITs that have incentive fees.
(4)	NRZ’s termination fee is calculated using the prior 12-month period. Pursuant to the terms of its management agreement, PMT’s termination fee is calculated as a multiple of the base management fee and a performance incentive fee. For purposes of this table, we have disregarded any impact from this performance incentive fee on PMT’s termination fee multiple.
(5)	Of the six Non-Agency Residential/Hybrid REITs, two have incentive fees in addition to their base management fees. NRZ has an incentive fee of 25% above a 10% hurdle. PMT has an incentive fee with a sliding scale above 8%.

Structure and Amount of the Management Fee

The Compensation Committee annually reviews both the structure of the management fee as well as the amount of such fee to determine whether they incentivize the management team to work towards the Company’s desired goals to the benefit of long-term stockholder interests. The Compensation Committee has determined that the use of a management fee formulated as a percentage of stockholders’ equity (as defined in our Management Agreement) represents a responsible and prudent method of compensating the management team. In particular, in the context of an mREIT that uses leverage as a key component of its business strategy, the Compensation Committee believes that providing for a contractually required payment structured as an “incentive fee” may misalign the goals of the management team from those of the stockholders.

Moreover, the Compensation Committee believes that a management fee that is based upon stockholders’ equity, along with the stock ownership guidelines discussed on page 27, aligns the management team to the goals of the Company. We believe that focusing the management fee on the preservation and growth of the Company’s book value incentivizes our Manager to achieve long-term performance that protects our stockholders’ equity as realized losses decrease such equity and, ultimately, the management fee.

Additionally, for our Manager to earn a larger management fee, the stockholders’ equity of the Company would need to increase. As a result, the growth of the stockholders’ equity is an alignment between the interests of our stockholders and the management team. Further, this alignment is stronger in the REIT industry than in other businesses. REIT regulations require us to pay at least 90% of our earnings to stockholders as dividends. As a result, unlike most companies, we cannot grow our business and our book value by reinvesting our earnings. This places a unique market discipline on us.

The Compensation Committee annually reviews the structure and amount of the management fee to determine whether it appropriately incentivizes the management team

We also believe that our management fee structure is more favorable to our stockholders than if it were based on total assets under management, which could potentially incentivize an external manager to excessively leverage assets under management in an attempt to increase short term incentive payouts.

Clawback for the Management Fee

Pursuant to the 2016 amendment and restatement of the Management Agreement, the Company is entitled to receive reimbursement from our Manager if the Board determines that a computation error (regardless of the reason for or amount of such error) resulted in the overpayment of a management fee to our Manager.

Continued Cost Savings Related to the Externalization

We believe that the Externalization has materially reduced the Company’s compensation-related costs. When comparing the management fees we paid for the fiscal years ended December 31, 2013, 2014, 2015 and 2016 against the estimated compensation costs (including tax costs) we would have paid for the same period if those costs remained what they were in 2012, we estimate that the Externalization has resulted in total compensation savings (calculated in accordance with GAAP) of approximately $138 million.

20	Annaly Capital Management Inc. 2017 Proxy Statement

Our Management Structure

As illustrated by the table below, the management fee for each of 2013(1), 2014, 2015 and 2016 is significantly lower than our 2012 compensation expenses (which is represented by the dashed blue line):

Management Fee / Compensation Expense

(1)	Although our Manager commenced management of Annaly on July 1, 2013, our stockholders received the benefit of the compensation savings created by the Externalization for the entire 2013 calendar year pursuant to a pro forma adjustment to the 2013 management fee. We calculated a pro forma management fee, which was the management fee as if we were managed by our Manager from January 1, 2013 until July 1, 2013, and the actual amount of cash compensation paid to all of our employees from January 1, 2013 until July 1, 2013 reduced the amount of the management fee owed to our Manager.
(2)	Assumes compensation costs for each of 2013, 2014, 2015 and 2016 would have remained what they were in 2012 (the last full year prior to the Externalization).

Annual Review of Manager Performance and Management Fee Considerations

The Compensation Committee annually reviews our performance and management fee against both our historical results and our mREIT peers, based on a number of metrics, including those discussed above in the “Proxy Summary” and the expense ratios discussed below.

We annually review both our performance and the terms and conditions of our Management Agreement

Peer Comparison of Operating Expenses as a Percentage of Average Assets and Average Stockholders’ Equity

The Compensation Committee reviews our total operating expenses (including the management fee), as a percentage of both our average assets and our average stockholders’ equity. The Compensation Committee believes these ratios, which allow us to compare the performance of our Manager to both our internally- and externally-managed mREIT peers, measure the extent to which we operate in an economically efficient manner.

www.annalyannualmeeting.com	21

Our Management Structure

	2012	2013	2014	2015	2016	Average
Annaly	0.19%	0.22%	0.24%	0.25%	0.25%	0.23%
Internally-Managed Peers	0.54%	0.91%	0.87%	0.73%	0.44%	0.70%
Externally-Managed Peers	0.60%	0.66%	0.75%	0.79%	0.66%	0.69%
	2012	2013	2014	2015	2016	Average
Annaly	1.45%	1.66%	1.61%	1.58%	1.65%(1)	1.59%
Internally-Managed Peers	2.72%	3.83%	4.13%	3.84%	2.48%	3.40%
Externally-Managed Peers	2.20%	3.06%	3.57%	3.75%	4.06%	3.33%

Source: Company Filings, SNL and Bloomberg. Averages are market weighted based on market capitalization as of Dec. 31st of each respective year.

Note: Internally-Managed Peers and Externally-Managed Peers represent the respective internally- and externally-managed members of the BBREMTG Index with market capitalization above $200 million as of December 31st of each respective year. The average for each excludes Annaly and companies during years in which they became public or first listed. Operating Expense is defined as: (i) for Internally-Managed Peers, the sum of compensation & benefits, general & administrative expenses and other operating expenses, and (ii) for Externally-Managed Peers, the sum of net management fees, compensation & benefits (if any), general & administrative expenses and other operating expenses.
(1)	Excludes costs of $49 million related to the Company’s acquisition of Hatteras.

In its review of these operating expense ratios, the Compensation Committee noted that the Company has outperformed both our internally- and externally-managed mREIT peers over the last five fiscal years. In this regard, the Compensation Committee has viewed the Company’s performance as an indicator that, among other things, our Manager has managed the Company in an efficient manner with appropriately scaled operating costs (including the management fee).

22	Annaly Capital Management Inc. 2017 Proxy Statement

Compensation Paid by our Manager to our Named Executive Officers

Overview

As discussed throughout this proxy statement, we pay our Manager a management fee, the purpose of which is not to provide compensation to our NEOs, but rather to compensate our Manager for the services it provides for the day-to-day management of Annaly. The proceeds of the management fee are used by our Manager in part to pay compensation to our Manager’s personnel, including our NEOs other than Mr. Keyes (who does not receive any compensation for serving as our Chief Executive Officer, but has an interest in the management fee as an indirect equityholder of our Manager); however, the Company does not allocate any specific portion of the management fee we pay to the compensation of our NEOs and we do not reimburse our Manager for the cost of such compensation. Our Manager makes all decisions relating to compensation it pays to our NEOs based on the factors, including individual and Company performance, it determines to be appropriate and subject to any employment agreements entered into between our Manager and individual NEOs.

Changes for 2017

Given that we do not provide any compensation to our NEOs, we have not previously provided information related to our Manager’s executive compensation program for our NEOs and such information has not been previously provided to us. However, at the request of our Independent Directors and in response to our conversations with stockholders following the 2016 Say-on-Pay vote and our commitment to continuous improvement and transparency, our Manager has furnished the following information to the Company about its executive compensation program:

>

With the exception of Mr. Keyes (who does not receive any direct or indirect compensation from our Manager or the Company for his services as our Chief Executive Officer, but does have an interest in the fees paid to our Manager as an equityholder of the parent of our Manager), each of our other NEOs receives a base salary and is eligible for a performance-based cash incentive bonus as further described under “Components of Our NEOs’ Compensation” below;

>	A significant majority of the NEOs’ target compensation is performance-based and “at-risk”;
>	Payout of performance-based bonuses is based on achievement of both rigorous Company and investment group performance metrics, along with individual performance objectives; and
>	Our Manager considers a list of specified peer companies (set forth below under “Company Market Data”), together with advice from compensation consultants, including F. W. Cook, when it develops appropriate compensation packages for our NEOs.

In addition, our Independent Directors have also requested that our Manager establish a framework for isolating the portion of the management fee allocable to 2017 NEO compensation. While the parameters of this framework are currently under review, our Independent Directors have asked our Manager to consider the guidance issued by proxy advisory firms regarding the level of compensation disclosure sufficient to facilitate an assessment of an externally-managed issuer’s pay programs.

Specifically, the Independent Directors have requested that our Manager establish a compensation framework that will enable it to provide the Company with the following information for disclosure in our 2018 proxy statement:

>	The portion of the management fee that is allocated to NEO compensation paid by our Manager;
>	Of this compensation, the breakdown of fixed vs. variable/incentive pay; and
>	The metrics our Manager uses to measure performance to determine our NEOs’ variable/incentive pay.

For additional information on our stockholder outreach efforts following the 2016 Say-on-Pay vote, please see “Compensation Discussion & Analysis – Consideration of “Say-on-Pay” Voting Results” below.

www.annalyannualmeeting.com	23

Compensation Paid by our Manager to our Named Executive Officers

Components of our NEOs’ Compensation

Our Manager’s executive compensation program includes both a base salary and a performance-based cash incentive bonus. Although our Compensation Committee has discretion to grant equity awards of Company common stock to our NEOs (which it has not exercised since our Externalization), the management fee we pay to our Manager is paid entirely in cash and therefore our Manager has no independent ability to provide awards of Company stock as part of our NEOs’ compensation. To address this limitation on our Manager’s executive compensation program, our Manager has structured our NEOs’ performance-based cash incentive bonuses with a mix of both rigorous Company performance metrics and individual performance objectives. The table below describes the objectives supported by each of our Manager’s primary compensation elements, along with an overview of the key design features of each element.

Compensation Element	What It Does	Key Measures
Base Salary	>Provides a level of fixed pay appropriate to an executive’s role and responsibilities >Evaluated on an annual basis, may be adjusted up or down	>Experience, duties and scope of responsibility >Internal and external market factors
Performance-Based Cash Incentive Bonus	>Provides a competitive annual cash incentive opportunity >Links executives’ interests to those of our stockholders	>Based on achievement of both rigorous Company performance metrics and individual performance objectives

Company Market Data

Our Manager considers compensation data and practices of a group of peer companies (the “Peer Group”), as well as current market trends and practices generally, in developing appropriate compensation packages for our NEOs.

In determining the Peer Group, our Manager considers both industry and company-specific dynamics to identify the peers with which we compete for assets, stockholders and talent. As a result, our Manager focuses on peers within the mREIT industry, as well as asset management companies that manage mREITs, along with other asset managers and financial companies within relevant market capitalization and/or revenue bands. Our Manager annually reviews the Peer Group and may update its composition to better reflect the Company’s competitive landscape or, if necessary, to account for corporate changes, including acquisitions and dispositions.

Our Manager considers both industry and company-specific dynamics to identify the peers with which we compete for assets, stockholders and talent

Compensation Peer Group
>	Affiliated Managers Group, Inc.	>	Janus Capital Group Inc.
>	AG Mortgage Investment Trust, Inc.	>	KKR & Co. L.P.
>	AGNC Investment Corp.	>	Leucadia National Corporation
>	American Capital, Ltd.	>	MFA Financial, Inc.
>	Ameriprise Financial, Inc.	>	New Residential Investment Corp.
>	Anworth Mortgage Asset Corporation	>	New York Mortgage Trust, Inc.
>	Apollo Commercial Real Estate Finance, Inc.	>	Newcastle Investment Corp.
>	Apollo Global Management LLC	>	Northern Trust Corporation
>	Ares Capital Corporation	>	NorthStar Asset Management Group Inc.
>	Ares Management LP	>	PennyMac Mortgage Investment Trust
>	ARMOUR Residential REIT, Inc.	>	Redwood Trust, Inc.
>	Blackstone Mortgage Trust, Inc.	>	SEI Investments Company
>	Colony Capital, Inc.	>	Starwood Property Trust, Inc.
>	Eaton Vance Corp.	>	T. Rowe Price Group, Inc.
>	Fortress Investment Group LLC	>	The Blackstone Group L.P.
>	Franklin Resources, Inc.	>	The Carlyle Group L.P.
>	Invesco Ltd.	>	Two Harbors Investment Corp.
>	Invesco Mortgage Capital Inc.	>	Waddell & Reed Financial, Inc.

24	Annaly Capital Management Inc. 2017 Proxy Statement

Executive Compensation

Advisory Approval of Our Executive Compensation
Our Board is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. We are providing this advisory vote pursuant to Section 14A of the Exchange Act.

As described in detail under the headings “Our Management Structure” and “Compensation Paid by our Manager to our Named Executive Officers” above and “Compensation Discussion and Analysis” below, we are externally-managed by our Manager pursuant to the Management Agreement between our Manager and us. Our Manager is responsible for paying all compensation expense associated with managing us and our subsidiaries. We pay our Manager a management fee, and our Manager uses the proceeds from the management fee to pay compensation to our Manager’s personnel, including our NEOs other than Mr. Keyes (who does not receive any compensation for serving as our Chief Executive Officer, but has an interest in the management fee as an indirect equityholder of our Manager); however, the Company does not allocate any specific portion of the management fee we pay to the compensation of our NEOs and we do not reimburse our Manager for the cost of such compensation. Our Manager makes all decisions relating to the compensation of our NEOs based on the factors our Manager determines to be appropriate, including both individual and Company performance, and subject to the terms of any employment agreement entered into between our Manager and an individual NEO. Our Compensation Committee has no authority to influence or determine how our Manager compensates our NEOs. Our Manager does not consult with the Compensation Committee prior to making compensation determinations for our NEOs, including how much such officers are paid.

Our NEOs are eligible to receive equity awards pursuant to our equity incentive plan, which is administered by the Compensation Committee. No equity awards were made to any of our NEOs in 2016. In 2016, we did not pay any compensation to our NEOs.

The Board recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While this vote is advisory and not binding on us, our Board and Compensation Committee value the views of our stockholders and will consider the voting results when making compensation decisions regarding our equity incentive plans.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

www.annalyannualmeeting.com	25

Executive Compensation

Named Executive Officers

Our NEOs for 2016 are:

Name	Title
Kevin G. Keyes	Chief Executive Officer (CEO), President and Director
Glenn A. Votek	Chief Financial Officer (CFO)
David L. Finkelstein	Chief Investment Officer (CIO)
Timothy P. Coffey	Chief Credit Officer (CCO)
Anthony C. Green	Chief Legal Officer (CLO) and Secretary

Compensation Discussion and Analysis

As discussed above, our Manager pays all of the compensation, including benefits, to its employees (including our NEOs other than Mr. Keyes). Although certain personnel (but none of our NEOs) are employed by our subsidiaries for regulatory or corporate efficiency reasons, all compensation and benefits paid to such personnel by our subsidiaries reduce, on a dollar-for-dollar basis, the management fee we pay to our Manager. The proceeds of the management fee are used in part to pay compensation to our Manager’s personnel, including our NEOs other than Mr. Keyes (who does not receive any compensation for serving as our Chief Executive Officer, but has an interest in the management fee as an indirect equityholder of our Manager); however, the Company does not allocate any specific portion of the management fee we pay to the compensation of our NEOS and we do not reimburse our Manager for the cost of such compensation.

Accordingly, we did not pay any cash compensation to our NEOs, nor did we grant them any plan-based awards, for 2016. We do not provide our NEOs with pension benefits, perquisites or other personal benefits. The Company is not party to any employment agreements entered into between our Manager and individual NEOs, and we do not have any arrangements to pay such individuals any cash severance upon their termination or a change in control of the Company. As a result, no compensation is includable in the Summary Compensation Table for the NEOs.

Pursuant to the terms of the Management Agreement, we pay our Manager a monthly management fee equal to 1/12th of 1.05% of our stockholders’ equity, as defined in the Management Agreement, for its management services, which was approximately $152 million during the year ended December 31, 2016.

Our Manager, which is a private company that is not subject to the disclosure requirements of the SEC, has sole discretion to determine the compensation it pays to its employees, including our NEOs. Under the terms of the management agreement, our Compensation Committee has no decision-making role related to and is not entitled to approve our Manager’s compensation decisions. Our Manager does not consult with the Compensation Committee prior to making any compensation determinations for our NEOs. Rather, as discussed above, the Compensation Committee is responsible for annually reviewing the performance of, and fees paid to, our Manager under the Management Agreement and for making recommendations to the independent members of the Board. For additional information, please see “Certain Relationships and Related Party Transactions”, “Our Management Structure” and “Compensation Paid by our Manager to our Named Executive Officers” above.

As noted above, the Company has no specific compensation arrangements for our Manager’s employees who are furnished pursuant to the Management Agreement to serve as the Company’s NEOs, and our Manager makes all compensation determinations for its employees without any direction by the Board and without reference to any specific policies or programs under the oversight of the Board. Our Manager compensates its employees (including our NEOs) for a variety of services performed for the benefit of our Manager. Thus the compensation paid by our Manager to its employees who are serving as the Company’s NEOs is not considered to be part of the Company’s executive compensation program.

26	Annaly Capital Management Inc. 2017 Proxy Statement

Executive Compensation

Consideration of “Say-on-Pay” Voting Results

At our 2016 Annual Meeting, 53% of the votes cast supported our advisory resolution on the fiscal year 2015 compensation of our NEOs (commonly known as a “Say-on-Pay” vote). While the Say-on-Pay vote received majority support, the Compensation Committee was disappointed with the percentage of votes cast against the proposal. The Company promptly embarked on a multi-pronged effort to gather feedback from key stakeholders regarding our compensation and external management structures. These efforts included:

We reached out to investors representing 65% of shares held by institutional investors

>	Outreach to investors representing 65% of shares held by institutional stockholders, including 45 of our 50 largest stockholders
>	Internal discussions with our Manager’s employees
>	Analysis of market practices at peer companies
>	Advice from compensation consultants
>	Attendance at investor conferences
>	Discussions with proxy advisory services and corporate governance research firms

During the course of this review, we identified that certain stockholders and other key stakeholders would like the Company to provide expanded disclosure on our Manager’s executive compensation program in order to enable them to fully evaluate such program, including the degree of alignment between executive pay and Company performance. In order to address these concerns, our Manager has provided the Company with certain qualitative information about its executive compensation program for this proxy statement. In addition, our Independent Directors specifically requested that our Manager establish a framework for isolating the portion of the management fee allocable to 2017 NEO compensation so that the Company can provide related quantitative information in our 2018 proxy statement. For additional details, please see “Compensation Paid by our Manager to our Named Executive Officers – Changes for 2017” above.

We will continue to consider the outcome of future Say-on-Pay votes, as well as stockholder feedback received throughout the year, and invite stockholders to express their views to the Independent Directors as described under “Communications with the Board.”

Executive Compensation Policies

Stock Ownership Guidelines for Certain Employees

To align the interests of the employees of our Manager with those of our stockholders, the Board instituted expanded stock ownership guidelines for certain employees of our Manager, including our executive officers, in 2016. These guidelines provide for the following ownership levels:

Position	Number of Individuals	Required Ownership of Annaly Stock	Timeframe to Meet Guideline
Chief Executive Officer	1	$10,000,000	April 12, 2019
Executive Chairman	1	1,673,134 shares	April 12, 2016
Other Operating Committee Members	7	30% of Annual Total Compensation	5 years
Managing Directors	20	20% of Annual Total Compensation	5 years
Director-Level Employees	33	10% of Annual Total Compensation	5 years
Total	62

www.annalyannualmeeting.com	27

Executive Compensation

These stock ownership guidelines apply to more than 40% of our Manager’s employees. As of March 31, 2017, all such individuals either met or, within the applicable period, are expected to meet the stock ownership guidelines.

Stock Holding Period

Under a policy adopted by the Compensation Committee in 2016, our Manager’s employees (including our executive officers) are required to hold for a period of four years the net after-tax shares of Company stock they receive through stock option exercises or vesting of equity incentive awards.

In 2016, we adopted expansive stock ownership guidelines and a four-year stock holding period requirement

Prohibition on Hedging Company Securities

We have a policy prohibiting our Manager’s employees (including our executive officers) from engaging in any hedging transactions with respect to our equity securities held by them, which includes the purchase of any financial instrument (including forward contracts and zero cost collars) designed to hedge or offset any decrease in the market value of our equity securities.

Prohibition on Pledging Company Securities

In 2016, we adopted a policy prohibiting our Manager’s employees (including our executive officers) from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Risks Related to Compensation Policies and Practices

As discussed above in “Our Management Structure,” our Compensation Committee is not entitled to approve compensation decisions made by our Manager and our Manager does not consult with the Compensation Committee prior to making any such decisions. Therefore, the Compensation Committee has no compensation policies or practices applicable to, or decision-making role regarding, the manner in which our Manager uses the management fee to cover its operating expenses, including employee compensation. However, in connection with the Compensation Committee’s administration of the Company’s equity incentive plan, the Committee conducts an annual risk assessment of the Company’s compensation policies and practices applicable to such plan. In 2016, the Compensation Committee determined that these compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Executive Compensation Tables

Summary Compensation Table

We did not pay any compensation to our NEOs with respect to the years ended December 31, 2016, December 31, 2015 or December 31, 2014.

Grants of Plan-Based Awards

We did not grant our NEOs any plan based awards in 2016.

Outstanding Equity Awards at Fiscal Year-End

None of our NEOs had outstanding equity awards at December 31, 2016.

We did not pay any cash or equity compensation to our NEOs for 2016. We do not provide them with pension benefits, perquisites or other personal benefits.

28	Annaly Capital Management Inc. 2017 Proxy Statement

Executive Compensation

Options Exercised and Stock Vested

No options were exercised and no stock vested for our NEOs during 2016.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide our NEOs any benefits pursuant to defined benefit plans and nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

We are not responsible for any amounts payable or any additional vesting of outstanding equity awards for any termination of service by any of our NEOs. No amounts would have been payable by us to any of our NEOs upon a change in control as of December 31, 2016.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Donnell A. Segalas (Chair)     Jonathan D. Green     E. Wayne Nordberg     John H. Schaefer

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised solely of the following Independent Directors: Messrs. Segalas (Chair), Green, Nordberg and Schaefer. None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a Director, and there are no other Compensation Committee interlocks that are required to be reported under the rules and regulations of the Exchange Act.

Advisory Vote on the Frequency of Future Advisory Votes to Approve our Executive Compensation
As required pursuant to Section 14A of the Exchange Act, we are seeking a vote from stockholders as to how frequently (a “Say-on-Frequency” vote) we should hold Say-on-Pay votes. By voting on this proposal, stockholders may indicate whether they would prefer that we conduct future Say-on-Pay votes once every one, two or three years. Stockholders may also abstain from casting a vote on this proposal.

The Board has determined that conducting a Say-on-Pay vote every year is the most appropriate alternative for the Company. In reaching this recommendation, the Board considered that holding an annual Say-on-Pay vote is consistent with the preference expressed by our stockholders in response to our prior Say-on-Frequency vote in 2011, where a majority of the votes cast voted to hold an annual Say-on-Pay vote. In addition, the Board recognizes that holding a Say-on-Pay vote on an annual basis is a corporate governance best practice and is consistent with the Company’s policy of facilitating communications of stockholders with the Board and its various committees, including the Compensation Committee.

Although the Board intends to carefully consider the voting results of this proposal, the vote is advisory and not binding on the Company or the Board. The Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote to approve our executive compensation more or less frequently than the frequency preferred by stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY ONE YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE OUR EXECUTIVE COMPENSATION.

www.annalyannualmeeting.com	29

Audit Committee Matters

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm.

Our Audit Committee has appointed Ernst & Young LLP (“Ernst & Young” or “E&Y”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and stockholders are asked to ratify the selection at the Annual Meeting as a matter of good corporate governance. Ernst & Young has served as our independent registered public accounting firm since 2012. In appointing Ernst & Young, the Audit Committee considered a number of factors, including Ernst & Young’s independence, objectivity, level of service, industry knowledge, technical expertise, and tenure as our independent auditor. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2017.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management and with Ernst & Young, our independent auditors for 2016.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from Ernst & Young the written statements required by Public Company Accounting Oversight Board (PCAOB) Rule No. 3526, “Communications with Audit Committees Concerning Independence,” and has discussed Ernst & Young’s independence with Ernst & Young.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent auditors

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee has recommended to our Board, and our Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

The foregoing report has been furnished by the Audit Committee:

Kevin P. Brady (Chair)     Francine J. Bovich     Michael Haylon     John H. Schaefer

30	Annaly Capital Management Inc. 2017 Proxy Statement

Audit Committee Matters

Relationship with Independent Registered Public Accounting Firm

The aggregate fees billed for 2016 and 2015 by E&Y for each of the following categories of services are set forth below:

Service Category	2016	2015
Audit	$2,416,392	$2,144,350
Audit-Related	30,000	127,500
Tax	239,900	223,310
All Other	–	–
Total	$2,685,292	$2,495,160
(1) For 2015, $15,000 that was included in “Tax” fees in our 2016 proxy statement has been reclassified to “Audit” fees.

Audit fees primarily relate to integrated audits of our annual consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, reviews of our quarterly consolidated financial statements, audits of our subsidiaries’ financial statements and comfort letters and consents related to SEC registration statements.

Audit-Related fees are primarily for assurance and related services that are traditionally performed by the independent registered public accounting firm and include due diligence and accounting consultations.

Tax fees are primarily for preparation of tax returns and compliance services and tax consultations.

All Other fees are for those services not described in one of the other categories.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. The Audit Committee retained E&Y to provide certain non-audit services in 2016, all of which were pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approved the use of E&Y for the following categories of non-audit services:

>	accounting consultations on matters addressed during the audit or interim reviews
>	agreed upon procedures in connection with financing arrangements of certain Company subsidiaries
>	tax compliance and consultations

In addition to these non-audit services, the Audit Committee also pre-approved certain audit services, including comfort letters and consents related to SEC registration statements and review of SEC comment letters.

We understand the need for E&Y to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. In accordance with SEC rules, the Audit Committee requires the lead E&Y partner assigned to our audit to be rotated at least every five years, and the Audit Committee and its chair is involved in selecting each new lead audit partner. Our Audit Committee approved the hiring of E&Y to provide all of the services detailed above prior to such independent registered public accounting firm’s engagement. None of the services related to the Audit-Related Fees described above was approved by the Audit Committee pursuant to a waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee requires the lead audit partner to be rotated every five years and is involved in selecting each new lead audit partner

www.annalyannualmeeting.com	31

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 28, 2017 relating to the beneficial ownership of our common stock by (i) each NEO, (ii) each Director, (iii) all of our executive officers and Directors as a group, and (iv) all persons that we know beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Kevin G. Keyes	656,908	*
Wellington J. Denahan	2,223,134	*
Glenn A. Votek	61,266	*
David L. Finkelstein	200,000	*
Timothy P. Coffey	38,000	*
Anthony C. Green	77,750	*
Kevin P. Brady(4)	244,704	*
Jonathan D. Green	197,074	*
Michael Haylon	136,324	*
Donnell A. Segalas	209,954	*
E. Wayne Nordberg(5)	213,574	*
John H. Schaefer	94,155	*
Francine J. Bovich	45,692	*
All executive officers and Directors as a group (13 people)	4,398,535	*
BlackRock, Inc.(6)	91,946,636	9.0%
The Vanguard Group, Inc.(7)	78,782,459	7.7%
*	Represents beneficial ownership of less than one percent of the common stock.
(1)	The business address of each Director and NEO is c/o Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036. To the best of our knowledge, each stockholder listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person, or such group of persons, has the right to acquire within 60 days of the date of determination. In light of the nature of vested options, we have also included shares of common stock underlying vested options. The shares of common stock underlying vested options included in the above table are as follows: Wellington J. Denahan 550,000 shares; Kevin P. Brady 43,750 shares; Jonathan D. Green 91,250 shares; Michael Haylon 76,250 shares; Donnell A. Segalas 78,750 shares; E. Wayne Nordberg 91,250 shares. The DSUs included in the table above are as follows: Kevin P. Brady 55,054 DSUs; Jonathan D. Green 60,074 DSUs; Michael Haylon 60,074 DSUs; Donnell A. Segalas 55,054 DSUs; E. Wayne Nordberg 60,074 DSUs; John H. Schaefer 28,112 DSUs; and Francine J. Bovich 45,692 DSUs.

(3)	For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or group of persons has the right to acquire within 60 days, including vested options, are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the class owned by such person or group of persons, but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by any other person or group of persons.

(4)	Includes: (i) 48,750 shares owned by the Kevin P. Brady Family Trust, (ii) 42,500 shares owned by Mr. Brady’s wife, (iii) 1,500 shares owned by Mr. Brady’s daughter, and (iv) 9,000 shares owned by Mr. Brady’s mother. Mr. Brady disclaims beneficial ownership of these 101,750 shares.

(5)	Includes: (i) 10,000 shares owned by the Olivia Nordberg Trust and (ii) 9,000 shares owned by Mr. Nordberg’s spouse.
(6)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, as a parent holding company or control person of certain named funds (“BlackRock”), filed a Schedule 13G/A on January 19, 2017 reporting, as of December 31, 2016, beneficially owning 91,946,636 shares of common stock with the sole power to vote or to direct the vote of 83,299,090 shares of common stock, the shared power to vote or to direct the vote of zero shares of common stock, the sole power to dispose or to direct the disposition of 91,946,636 shares of common stock and the shared power to dispose or to direct the disposition of zero shares of common stock. This information is based solely on information contained in the Schedule 13G/A filed by Blackrock.

(7)	The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, as a parent holding company or control person of certain named funds (“Vanguard”), filed a Schedule 13G/A on February 9, 2017 reporting, as of December 31, 2016, beneficially owning 78,782,459 shares of common stock with the sole power to vote or to direct the vote of 839,393 shares of common stock, the shared power to vote or to direct the vote of 440,856 shares of common stock, the sole power to dispose or to direct the disposition of 77,539,383 shares of common stock and the shared power to dispose or to direct the disposition of 1,243,076 shares of common stock. This information is based solely on information contained in the Schedule 13G/A filed by Vanguard.

32	Annaly Capital Management Inc. 2017 Proxy Statement

Stock Ownership Information

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that based solely on our review of the reports filed during the fiscal year ended December 31, 2016 and on the written representations of those filing reports, all filing requirements under Section 16(a) of the Exchange Act, as amended, applicable to our executive officers, Directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

Other Information

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of March 28, 2017 (the “Record Date”) a copy of our annual report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. You should address your request to Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036 or email your request to us at investor@annaly.com.

You may also access such report on our website, www.annaly.com, under “Investors - SEC Filings.”

Stockholder Proposals

Any stockholder intending to present a proposal at our 2018 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 12, 2017.

Pursuant to our Amended and Restated Bylaws (“Bylaws”), any stockholder intending to nominate a Director or present a proposal at an annual meeting of our stockholders, that is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2018 annual meeting of stockholders must notify us in writing of such proposal by December 12, 2017, but in no event earlier than November 12, 2017.

Any such nomination or proposal should be sent to Secretary, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036 and, to the extent applicable, must include the information required by our Bylaws.

Other Matters

As of the date of this proxy statement, the Board does not know of any matter that will be presented for consideration at the Annual Meeting other than as described in this proxy statement.

www.annalyannualmeeting.com	33

Other Information

Questions and Answers about the Annual Meeting

Q:	When and where is the Annual Meeting?

A:	The Annual Meeting will be held on Thursday, May 25, 2017 at 9:00 a.m. (Eastern Time) at the Warwick Hotel, 65 West 54th Street, New York, NY 10019.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only common stockholders of record as of the close of business on the Record Date (March 28, 2017) are entitled to vote at the Annual Meeting.

Q:	What quorum is required for the Annual Meeting?

A:	A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, in person or by proxy. Since there were 1,018,971,441 outstanding shares of common stock, each entitled to one vote per share, as of the Record Date, we will need at least 509,485,721 votes present in person or by proxy at the Annual Meeting for a quorum to exist. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies.

Q:	What are the voting requirements that apply to the proposals discussed in this proxy statement?

A:

Proposal		Vote Required	Discretionary Voting Allowed?
(1)	Election of Directors	Majority	No
(2)	Advisory approval of our executive compensation	Majority	No
(3)	Advisory vote on the frequency of future advisory votes to approve our executive compensation	Plurality	No
(4)	Ratification of the appointment of Ernst & Young	Majority	Yes

“Majority” means (a) with regard to an uncontested election of Directors, the affirmative vote of a majority of all the votes cast on the election of each Director; provided, however, that in a contested election of Directors where the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the votes cast; and (b) with regard to the advisory approval of our executive compensation and the ratification of the appointment of Ernst & Young, a majority of the votes cast at the Annual Meeting.

“Plurality” means, with regard to the advisory vote on the frequency of future advisory votes to approve our executive compensation, the option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the NYSE permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.”

Q:	What is the effect of abstentions and broker “non-votes”?

A:	Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Abstentions and broker non-votes, if any, will have no effect on any of the proposals submitted at the Annual Meeting.

34	Annaly Capital Management Inc. 2017 Proxy Statement

Other Information

Q:	How will my shares be voted if I do not specify how they should be voted?

A:	Properly executed proxies that do not contain voting instructions will be voted as follows:

(1) Proposal No. 1: FOR the election of Directors;

(2) Proposal No. 2: FOR the approval, on a non-binding basis, of our executive compensation;

(3) Proposal No. 3: For EVERY ONE YEAR with regard to the frequency of future advisory votes to approve our executive compensation; and

(4) Proposal No. 4: FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

The Company officers you appoint as proxies may vote for one or more adjournments of the Annual Meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposals described above will be brought before the Annual Meeting. If, however, other matters are properly presented at the Annual Meeting, the Company officers appointed as proxies will vote in accordance with the recommendation of our Board.

Q:	What do I do if I want to change my vote?

A:	You may revoke a proxy at any time before it is voted by filing with us a duly executed revocation of proxy, by submitting a duly executed proxy to us with a later date or by appearing at the Annual Meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the Annual Meeting without voting will not itself revoke a proxy.

Q:	How will voting on any other business be conducted?

A:	Other than the four proposals described in this proxy statement, we know of no other business to be considered at the Annual Meeting. If any other matters are properly presented at the meeting, your signed proxy card authorizes Kevin G. Keyes, our Chief Executive Officer and President, and Anthony C. Green, our Secretary, to vote on those matters in their discretion.

Q:	Who will count the vote?

A:	Representatives of Broadridge Financial Solutions, Inc., the independent Inspector of Elections, will count the votes.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of the Record Date can attend the Annual Meeting, although seating is limited. If your shares are held through a broker and you would like to attend, please either (1) write us at Investor Relations, Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036 or email us at investor@annaly.com, or (2) bring a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) to the Annual Meeting.

In addition, you must bring a valid, government-issued photo identification, such as a driver’s license or a passport. If you plan to attend the Annual Meeting, please check the box on your proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet. In addition, if you are a record holder of common stock, your name is subject to verification against the list of our record holders on the Record Date prior to being admitted to the Annual Meeting. If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the Record Date, or similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the Annual Meeting.

Security measures will be in place at the Annual Meeting to help ensure the safety of attendees. Metal detectors similar to those used in airports may be located at the entrance to the meeting room and briefcases, handbags and packages may be inspected. No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the Annual Meeting. Anyone who refuses to comply with these requirements will not be admitted.

www.annalyannualmeeting.com	35

Other Information

Q:	How will we solicit proxies for the Annual Meeting?

A:	The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of mail, but our Directors, executive officers and employees, who will not be specially compensated, may solicit proxies from our stockholders by telephone, facsimile or other electronic means or in person. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in the solicitation of proxies in connection with the Annual Meeting. We will pay Innisfree a fee of $15,000 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us. In addition to the fees paid to Innisfree, we will pay all other costs of soliciting proxies.

Stockholders have the option to vote over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and access charges for which you will be responsible.

Q:	What is “Householding” and does Annaly do this?

A:	“Householding” is a procedure approved by the SEC under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other intermediary, unless one or more of these stockholders notifies the company, bank, broker or other intermediary that they wish to continue to receive individual copies. We engage in this practice as it reduces our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at Annaly Capital Management, Inc., 1211 Avenue of the Americas, New York, NY 10036, Attention: Investor Relations, by emailing us at investor@annaly.com, or by calling us at 212-696-0100, and we will promptly deliver the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the bank, broker or other nominee.

Q:	Could the Annual Meeting be postponed or adjourned?

A:	If a quorum is not present or represented, our Bylaws permit the chairman of the meeting to postpone or adjourn the Annual Meeting, without notice other than an announcement at the Annual Meeting.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your shares or if you need copies of this proxy statement or the proxy card, you should contact:

Annaly Capital Management, Inc.
1211 Avenue of the Americas
New York, NY 10036
Phone: 1-888-8 ANNALY
Facsimile: (212) 696-9809
Email: investor@annaly.com
Attention: Investor Relations

Our principal executive offices are located at the address above.

36	Annaly Capital Management Inc. 2017 Proxy Statement

Other Information

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NYSE, which is located at 20 Broad Street, New York, NY 10005.

Our website is www.annaly.com. We make available on this website under “Investors - SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

www.annalyannualmeeting.com	37

ANNALY CAPITAL MANAGEMENT, INC.
1211 AVENUE OF THE AMERICAS
NEW YORK, NY 10036
ATTN: GLENN A. VOTEK
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E26881-P89845	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ANNALY CAPITAL MANAGEMENT, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Francine J. Bovich	☐	☐	☐

	1b.	Jonathan D. Green	☐	☐	☐

	1c.	John H. Schaefer	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

2.	Advisory approval of the company's executive compensation.		⬜	⬜	⬜

The Board of Directors recommends you vote 1 YEAR on proposal 3:		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of future advisory votes to approve the company's executive compensation.	⬜	⬜	⬜	⬜
The Board of Directors recommends you vote FOR proposal 4:		For	Against	Abstain

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.	⬜	⬜	⬜

NOTE: Voting items may include such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	Yes	No
	⬜	⬜

For address changes and/or comments, please check this box and write them on the back where indicated.	⬜

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annaly Capital Management, Inc.
1211 Avenue of the Americas,
New York, NY 10036

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2016 ANNUAL REPORT TO STOCKHOLDERS and 2017 NOTICE & PROXY STATEMENT are available at
www.proxyvote.com.

E26882-P89845

Annaly Capital Management, Inc.
Annual Meeting of Stockholders
May 25, 2017
This proxy is solicited by the Board of Directors

Revoking all prior proxies, the undersigned hereby appoints Kevin G. Keyes and Anthony C. Green, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $.01 per share, of Annaly Capital Management, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Warwick Hotel, 65 West 54th Street, New York, New York 10019, commencing at 9:00 a.m., New York time, on Thursday, May 25, 2017, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

The Shares represented by this proxy when properly executed, will be voted as directed. If no directions are given, this proxy will be voted in accordance with the Board of Directors' recommendations as listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting.

Address Changes/Comments:

(If you noted any address change and/or comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side